Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIOLUCENT, INC.

HOLOGIC, INC.

BRAVO TRANSITION, INC.

AND

BRAVO ACQUISITION I, LLC

DATED: JUNE 20, 2007

TABLE OF CONTENTS

ARTICLE 1. THE MERGER; CLOSING		2

1.1	THE MERGER	2
1.2	EFFECTIVE TIME	3
1.3	GENERAL EFFECTS	3
1.4	CERTIFICATE OF INCORPORATION AND CERTIFICATE OF FORMATION	4
1.5	BYLAWS AND LIMITED LIABILITY COMPANY AGREEMENT	4
1.6	DIRECTORS, MANAGERS AND OFFICERS	5
1.7	CONVERSION OR CANCELLATION OF COMPANY CAPITAL STOCK AND COMPANY DERIVATIVE SECURITIES	5
1.8	MERGER CONSIDERATION	6
1.9	SURRENDER OF CERTIFICATES	14
1.10	NO FRACTIONAL SHARES; MULTIPLE CERTIFICATES	17
1.11	ESCROW AGREEMENT	18
1.12	STOCK TRANSFER BOOKS	18
1.13	STOCKHOLDER REPRESENTATIVE	18
1.14	VOTING AGREEMENT	19
1.15	TREATMENT AS REORGANIZATION	19

ARTICLE 2. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		20

2.1	ORGANIZATION AND GOOD STANDING	20
2.2	AUTHORITY; NO CONFLICT	20
2.3	CAPITALIZATION	22
2.4	BOOKS, RECORDS AND ACCOUNTS; INTERNAL CONTROLS	22
2.5	FINANCIAL STATEMENTS	23
2.6	NO UNDISCLOSED LIABILITIES	24
2.7	TAXES	24
2.8	ACCOUNTS RECEIVABLE	26
2.9	TITLE TO PROPERTIES; ENCUMBRANCES	26
2.10	CONDITION OF ASSETS	27
2.11	COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS AND CONSENTS	27
2.12	LEGAL PROCEEDINGS	28
2.13	ABSENCE OF CERTAIN CHANGES AND EVENTS	28
2.14	CONTRACTS; NO DEFAULTS	29
2.15	INSURANCE	31
2.16	ENVIRONMENTAL MATTERS	32
2.17	EMPLOYEES	33
2.18	EMPLOYEE BENEFITS	33
2.19	LABOR RELATIONS	36
2.20	INTELLECTUAL PROPERTY	37
2.21	CERTAIN PAYMENTS	39
2.22	RELATIONSHIPS WITH RELATED PERSONS	39
2.23	BROKERS OR FINDERS	40
2.24	CUSTOMER RELATIONSHIPS	40
2.25	SUPPLIERS	40
2.26	INVENTORIES	41
2.27	PRODUCT WARRANTIES; PRODUCT LIABILITY	41
2.28	FDA AND REGULATORY MATTERS; CLINICAL TRIALS	41
2.29	FINANCIAL SERVICE RELATIONS AND POWERS OF ATTORNEY	42
2.30	COMPANY ACTION	42
2.31	OUTSTANDING INDEBTEDNESS	43

AGREEMENT AND PLAN OF MERGER	Page i

2.32	REGULATORY CORRESPONDENCE	43
2.33	INFORMATION SUPPLIED BY THE COMPANY	43
2.34	HSR ACT	43
2.35	DISCLOSURE	44

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		44

3.1	ORGANIZATION AND GOOD STANDING	44
3.2	AUTHORITY; NO CONFLICT	45
3.3	CAPITALIZATION; MERGER SHARES	46
3.4	FILINGS WITH THE SEC	47
3.5	BROKERS OR FINDERS	47
3.6	PARENT STOCKHOLDER VOTE REQUIRED	47

ARTICLE 4. COVENANTS		48

4.1	SPIN-OFF TRANSACTION	47
4.2	NORMAL COURSE	48
4.3	CONDUCT OF BUSINESS	48
4.4	STOCKHOLDER APPROVAL	51
4.5	CERTAIN FILINGS	52
4.6	NOTIFICATION OF CERTAIN MATTERS	52
4.7	NO SOLICITATION	53
4.8	EMPLOYEE MATTERS	55
4.9	ACCESS TO INFORMATION; CONFIDENTIALITY	57
4.10	COMMERCIALLY REASONABLE EFFORTS; FURTHER ACTION	57
4.11	FINANCIAL INFORMATION AND ACCOUNTANTS CONSENTS	58
4.12	FAIRNESS HEARING, REGISTRATION OF SHARES	59
4.13	CAPITALIZATION CERTIFICATE	59
4.14	SECTION 280(G)	60
4.15	LEASES	60
4.16	WARRANT EXERCISE	60

ARTICLE 5. COVENANTS OF THE PARENT		60

5.1	SPIN-CO INVESTMENT	60
5.2	CERTAIN FILINGS	61
5.3	LISTING OF MERGER SHARES	61
5.4	INDEMNIFICATION AND INSURANCE	61
5.5	TAX COVENANTS	62
5.6	LEASES	62
5.7	SEVERANCE PAYMENT	62

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB 1 AND MERGER SUB 2		62

6.1	REPRESENTATIONS AND WARRANTIES	63
6.2	PERFORMANCE OF COVENANTS	63
6.3	DISSENTING STOCKHOLDERS	63
6.4	COMPANY STOCKHOLDER APPROVAL	63
6.5	TERMINATION OF RIGHTS AND VOTING AGREEMENTS	63
6.6	COMPANY MATERIAL ADVERSE EFFECT	64
6.7	UPDATED CERTIFICATE	64
6.8	NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY	64
6.9	APPROVALS AND CONSENTS	64
6.10	NASDAQ LISTING	64
6.11	OPINION OF COUNSEL	64
6.12	ESCROW AGREEMENT	64
6.13	CAPITALIZATION CERTIFICATE	64

AGREEMENT AND PLAN OF MERGER	Page ii

6.14	FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT	65
6.15	SPIN-OFF TRANSACTION	65
6.16	CURAY AMENDMENT AND ASSIGNMENT AND ASSUMPTION AGREEMENT	65
6.17	OTHER DOCUMENTS	65

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE COMPANY		65

7.1	REPRESENTATIONS AND WARRANTIES	65
7.2	PERFORMANCE OF COVENANTS	66
7.3	UPDATED CERTIFICATE	66
7.4	COMPANY STOCKHOLDER APPROVAL	66
7.5	NASDAQ LISTING	66
7.6	NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY	66
7.7	APPROVALS AND CONSENTS	66
7.8	OPINION OF COUNSEL	67
7.9	ESCROW AGREEMENT	67
7.10	SPIN-CO INVESTMENT	67
7.11	FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT	67
7.12	OTHER DOCUMENTS	67

ARTICLE 8. SURVIVAL; INDEMNIFICATION		67

8.1	SURVIVAL	67
8.2	INDEMNIFICATION	68
8.3	DEFENSE OF THIRD PARTY	72
8.4	MISCELLANEOUS	74

ARTICLE 9. TERMINATION OF AGREEMENT		75

9.1	TERMINATION	75
9.2	PROCEDURE FOR TERMINATION.	76
9.3	EFFECT OF TERMINATION.	76

ARTICLE 10. DEFINITIONS		77

ARTICLE 11. GENERAL PROVISIONS		85

11.1	EXPENSES	85
11.2	PUBLIC ANNOUNCEMENTS	85
11.3	NOTICES	86
11.4	JURISDICTION; SERVICE OF PROCESS	87
11.5	FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE	87
11.6	ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS	88
11.7	SEVERABILITY	88
11.8	GOVERNING LAW	88
11.9	COUNTERPARTS	88
11.10	INTERPRETATION.	89
11.11	ENTIRE AGREEMENT, MODIFICATION AND WAIVER	89

EXHIBITS:

EXHIBIT A	FORM OF ESCROW AGREEMENT
EXHIBIT B	VOTING AGREEMENT
EXHIBIT C-1	FORM OF FIRST CERTIFICATE OF MERGER
EXHIBIT C-2	FORM OF SECOND CERTIFICATE OF MERGER
EXHIBIT D	DISTRIBUTION OF AGGREGATE MERGER CONSIDERATION
EXHIBIT E-1	FORM OF LETTER OF TRANSITTAL

AGREEMENT AND PLAN OF MERGER	Page iii

EXHIBIT E-2	FORM OF LETTER AGREEMENT TO BE EXECUTED BY ELIGIBLE DERIVATIVE SECURITY HOLDERS
EXHIBIT F	COMPANY DISCLOSURE SCHEDULE
EXHIBIT G	PARENT DISCLOSURE SCHEDULE
EXHIBIT H	FORM OF CONTRIBUTION AGREEMENT
EXHIBIT I	FORM OF CAPITALIZATION CERTIFICATE
EXHIBIT J	LEGAL OPINION OF COMPANY COUNSEL
EXHIBIT K	FORM OF COMPANY INCUMBENCY CERTIFICATE
EXHIBIT L	LEGAL OPINION OF PARENT AND MERGER SUB COUNSEL
EXHIBIT M	FORM OF PARENT INCUMBENCY CERTIFICATE
EXHIBIT N	FORM OF PARENT INVESTMENT AGREEMENT
EXHIBIT O	FORM OF CURAY AMENDMENT AND ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULES:

SCHEDULE A	DESIGNATED EMPLOYEES
SCHEDULE B	REQUIRED CONSENTS

AGREEMENT AND PLAN OF MERGER	Page iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 20, 2007, by and among: (i) Hologic, Inc., a Delaware corporation (the “Parent”); (ii) Bravo Transition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub 1”), (iii) Bravo Acquisition I, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub 2” and collectively with Merger Sub 1, the “Merger Subs”), and (iv) BioLucent, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used herein are defined in Article 10.

RECITALS:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub 1 and the Company will enter into a business combination pursuant to which Merger Sub 1 will be merged into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger will be merged with and into Merger Sub 2 in accordance with the Delaware Limited Liability Company Act (the “LLC Act”) and the DGCL (the “Second Merger”). Upon consummation of the Second Merger, the Company will cease to exist and Merger Sub 2 will continue as the surviving entity and change its name to “BioLucent, LLC.” The First Merger and the Second Merger are collectively referred to herein together as the “Merger.”

WHEREAS, the Boards of Directors of the Parent, Merger Sub 1 and the Company, and the Manager of Merger Sub 2, deeming it advisable and for the respective benefit of the Parent, Merger Sub 1, Merger Sub 2 and the Company, and their respective stockholders and members, have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, and have approved this Agreement and authorized the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has determined to recommend to all of the Company’s stockholders that the Merger, this Agreement and the transactions contemplated hereby be approved;

WHEREAS, pursuant to the Merger, each outstanding share of Company Capital Stock and each Eligible Derivative Security shall automatically be converted into the right to receive the applicable consideration specified in Section 1.7 hereof upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, upon consummation of the Merger, the Company shall cease to exist and the business of the Company shall be conducted by Merger Sub 2 as a wholly-owned subsidiary of the Parent;

AGREEMENT AND PLAN OF MERGER	Page 1

WHEREAS, as an inducement to the Parent and the Merger Subs to enter into this Agreement, a portion of the Aggregate Merger Consideration otherwise payable by the Parent in connection with the Merger shall be placed in escrow by the Parent at the Closing for purposes of satisfying indemnification obligations of the Company Stockholders and Eligible Derivative Security Holders to the Parent, and shall be disbursed in accordance with an escrow agreement, in the form attached as Exhibit A hereto (the “Escrow Agreement”), to be entered into by and among the Parent, the Stockholder Representative and the Escrow Agent at the Closing of the Merger;

WHEREAS, if the Initial Consideration Amount includes Merger Shares, for federal income tax purposes, the Parent, Merger Sub 1, Merger Sub 2 and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code;

WHEREAS, as an inducement to the Parent and the Merger Subs to enter into this Agreement, the stockholders of the Company set forth on Section 1.14 of the Company Disclosure Schedule have entered into a Voting Agreement with the Parent, in the form attached as Exhibit B hereto (the “Voting Agreement”), concurrently with the signing of this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. THE MERGER; CLOSING

1.1 THE MERGER

(a) First Merger. At the Effective Time of the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into the Company, the separate existence of Merger Sub 1 shall thereupon cease and the Company shall continue as the surviving entity and as a wholly-owned subsidiary of Parent. The Company, as the surviving entity after the First Merger, is sometimes referred to herein as the “First Merger Surviving Entity.”

(b) Second Merger. As soon as possible after the Effective Time (as defined below), as part of a single overall transaction with the First Merger and pursuant to an integrated plan, and in accordance with the applicable provisions of the LLC Act and the DGCL, the First Merger Surviving Entity shall be merged with and into Merger Sub 2, the separate existence of the First Merger Surviving Entity shall thereupon cease and Merger Sub 2 shall continue as the surviving entity of the Second Merger and as a wholly-owned subsidiary of Parent (the “Second Merger Surviving Entity”) and shall change its name to “BioLucent, LLC.” Merger Sub 2, as the surviving entity of the Merger, is sometimes referred to herein as the “Surviving Entity.”

(c) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 9 and subject to the

AGREEMENT AND PLAN OF MERGER	Page 2

satisfaction or waiver of the conditions set forth in Articles 6 and 7, the consummation of the Merger will take place on or as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Articles 6 and 7 at the offices of Brown Rudnick Berlack Israels, LLP, One Financial Center, Boston, Massachusetts 02111 (the “Closing”), unless another date, time or place is agreed to in writing by the Company and the Parent.

1.2 EFFECTIVE TIME

At the Closing, (a) the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit C-1 (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL, and (b) Parent shall cause the Second Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit C-2 (the “Second Certificate of Merger”) with the Delaware Secretary of State in accordance with the LLC Act and the DGCL. The First Merger shall become effective at the date and time at which the First Certificate of Merger is duly filed with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL or such subsequent date and time as the parties hereto shall mutually agree. The Second Merger shall become effective at the date and time at which the Second Certificate of Merger is duly filed with the Delaware Secretary of State in accordance with the relevant provisions of the LLC Act and the DGCL or such subsequent date and time as the parties hereto shall mutually agree and as shall be specified in the Second Certificate of Merger. The effective time of the First Merger is sometimes referred to herein as the “Effective Time.”

1.3 GENERAL EFFECTS

(a) First Merger. From and after the Effective Time of the First Merger, the First Merger shall have all of the effects provided in this Agreement, the First Certificate of Merger and applicable law, including the provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub 1 and the Company, respectively, shall vest in the First Merger Surviving Entity, and all debts, liabilities and duties of Merger Sub 1 and the Company, respectively, shall become the debts, liabilities and duties of the First Merger Surviving Entity.

(b) Second Merger. From and after the effective time of the Second Merger, the Second Merger shall have all of the effects provided in this Agreement, the Second Certificate of Merger and applicable law, including the provisions of the LLC Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Second Merger, all the property, rights, privileges, powers and franchises of the First Merger Surviving Entity shall vest in the Second Merger Surviving Entity, and all debts, liabilities and duties of the First Merger Surviving Entity shall become the debts, liabilities and duties of the Second Merger Surviving Entity.

(c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub 1, Parent, the Company, or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

AGREEMENT AND PLAN OF MERGER	Page 3

(d) Capital Stock of Merger Sub 1. Each share of Common Stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time of the First Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock of the First Merger Surviving Entity. Each stock certificate of Merger Sub 1 evidencing ownership of any such shares of Common Stock of Merger Sub 1 shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the First Merger Surviving Entity.

(e) Effect of Second Merger. Each share of Common Stock of the First Merger Surviving Entity issued and outstanding immediately prior to the effective time of the Second Merger shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of Merger Sub 2. Each instrument of Merger Sub 2 evidencing ownership of any of Merger Sub 2’s units shall, as of the Effective Time, evidence ownership of such units of the Surviving Entity. Each share of Common Stock of the First Merger Surviving Entity issued and outstanding immediately prior to the effective time of the Second Merger shall be cancelled without any payment being received therefor.

1.4 CERTIFICATE OF INCORPORATION AND CERTIFICATE OF FORMATION

(a) Certificate of Incorporation of First Merger Surviving Entity. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, the Certificate of Incorporation of the Company as the First Merger Surviving Entity shall be amended and restated in its entirety to read the same as the Certificate of Incorporation of Merger Sub 1 as in effect immediately prior to the Effective Time of the First Merger, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

(b) Certificate of Formation of Second Merger Surviving Entity. As of the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the First Merger Surviving Entity or Merger Sub 2, the Certificate of Formation of Merger Sub 2 shall be the Certificate of Formation of the Second Merger Surviving Entity, until thereafter amended in accordance with the LLC Act and such Certificate of Formation; provided, however, that as of the effective time of the Second Merger, the Certificate of Formation of the Second Merger Surviving Entity shall provide that the name of the Second Merger Surviving Entity is “BioLucent, LLC.”

1.5 BYLAWS AND LIMITED LIABILITY COMPANY AGREEMENT

(a) Bylaws of First Merger Surviving Entity. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, the Bylaws of Merger Sub 1, as in effect immediately prior to the Effective Time of the First Merger, shall be the Bylaws of the First Merger Surviving Entity, until thereafter amended in accordance with the DGCL and as provided in such Bylaws.

AGREEMENT AND PLAN OF MERGER	Page 4

(b) Limited Liability Company Agreement of the Second Merger Surviving Entity. As of the effective time of the Second Merger, the Limited Liability Company Agreement of Merger Sub 2, as in effect immediately prior to the effective time of the Second Merger, shall be the Limited Liability Company Agreement of the Second Merger Surviving Entity, until thereafter amended in accordance with the LLC Act and as provided in such Limited Liability Company Agreement; provided, however, that as of the effective time of the Second Merger, the Limited Liability Company Agreement of the Second Merger Surviving Entity shall provide that the name of the Second Merger Surviving Entity is “BioLucent, LLC.”

1.6 DIRECTORS, MANAGERS AND OFFICERS

(a) Directors/Managers. As of the Effective Time, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, the directors of the First Merger Surviving Entity shall be the Persons designated by Parent, each to hold office in accordance with the Certificate of Incorporation and By-laws of the First Merger Surviving Entity. As of the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the First Merger Surviving Entity or Merger Sub 2, the Managers of the Second Merger Surviving Entity shall be the Persons designated by Parent, each to hold office until their respective successors are duly elected or appointed and qualified.

(b) Officers. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of the Company or Merger Sub 1, the officers listed on Schedule 1.6(b) to this Agreement shall be the officers of the First Merger Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified. As of the Effective Time of the Second Merger, by virtue of the Second Merger and without any further action on the part of the First Merger Surviving Entity or Merger Sub 2, the officers of the First Merger Surviving Entity shall be the officers of the Second Merger Surviving Entity, each to hold office until their respective successors are duly elected or appointed and qualified.

1.7 CONVERSION OR CANCELLATION OF COMPANY CAPITAL STOCK AND COMPANY DERIVATIVE SECURITIES

(a) Company Capital Stock. At the Effective Time, by virtue of the Merger, without any action on the part of any party hereto or any holder thereof and subject to the adjustments and other provisions of this Article 1, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (except for shares held in the Company’s treasury) shall be canceled and extinguished and automatically converted into the right to receive a portion of the Aggregate Merger Consideration as follows: (i) that amount of the Initial Consideration Amount set forth opposite its name on Exhibit D to this Agreement and (ii) a portion of any Deferred Payment equal to the Deferred Payment multiplied by the percentage set forth opposite its name on Exhibit D to this Agreement, rounded to nearest whole cent. The Company shall deliver Exhibit D to Parent no later than three (3) days prior to the Closing Date.

AGREEMENT AND PLAN OF MERGER	Page 5

(b) Company Derivative Securities. At or before the Effective Time, the Company shall have taken all necessary action, including obtaining the consent of any holder of a Company Derivative Security and the adoption of resolutions by the Board of Directors, to: (i) vest all unvested Company Options; (ii) terminate, as of the Effective Time, the Company Option Plans; (iii) cancel, as of the Effective Time, each Company Derivative Security that is outstanding and unexercised or unconverted, whether vested (including Company Options that become vested as a result of any acceleration of the vesting schedule of such Company Option that is effected by the Board of Directors or any committee thereof prior to the Closing) or unvested; and (iv) cause a portion of the Aggregate Merger Consideration to be allocated to each holder of the Company Derivative Securities as follows: (x) that amount of the Initial Consideration Amount set forth opposite its name on Exhibit D, and (y) a portion the Deferred Payment equal to the Deferred Payment multiplied by the percentage set forth opposite its name on Exhibit D, rounded to the nearest whole cent (in each case of (i), (ii), (iii) or (iv) above, without the creation of additional liability to Parent or any of its Subsidiaries or the Company) and subject to the adjustments and other provisions of this Article 1. Any amounts paid or liabilities incurred or accrued in connection with the treatment of a holder of a Company Derivative Security other than as contemplated hereby (including without limitation, any payment or liability in connection with the payment of any principal or interest of any convertible debt or any dividend or redemption of any Company Preferred Stock) shall reduce the Aggregate Merger Consideration. Those holders of Company Derivative Securities who are to receive any Aggregate Merger Consideration (each such security an “Eligible Derivative Security” and each such Person an “Eligible Derivative Security Holder”) shall execute and deliver to the Exchange Agent a completed and executed Letter of Transmittal as provided in Section 1.9(c) below. The parties agree that the cancellation of Company Options as contemplated by this Section 1.7 in exchange for the right to receive a portion of the Aggregate Merger Consideration is a transaction properly allocable to the portion of the Company’s day occurring prior to the Closing.

1.8 MERGER CONSIDERATION

(a) Aggregate Merger Consideration. The “Aggregate Merger Consideration,” as adjusted pursuant to this Section 1.8, shall consist of:

(i) $65,000,000, payable in shares of Parent Common Stock (such shares are referred to as the “Merger Shares”) based on the Closing Exchange Price, in cash, or a combination thereof that does not result in less than 66% of the Initial Consideration Amount being in the form of Merger Shares valued as of the Closing (the “Section 1.8(a)(i) Amount”);

(ii) $5,000,000 in cash (together with the Section 1.8(a)(i) Amount, the “Initial Consideration Amount”);

(iii) up to two annual deferred payments which in the aggregate shall not exceed $15,000,000 and which shall consist of (A) a first year deferred payment (calculated and payable as set forth below, the “First Deferred Payment”) and (B) a second year deferred payment (calculated and payable as set forth below, the “Second Deferred Payment”; collectively with the First Year Deferred Payment (the “Deferred Payments”)).

AGREEMENT AND PLAN OF MERGER	Page 6

(b) Adjustments to Aggregate Merger Consideration. The Aggregate Merger Consideration is subject to adjustment as follows:

(i) Escrowed Merger Consideration. A portion of the Initial Consideration Amount equal to $6,600,000 shall constitute escrowed merger consideration (the “Escrowed Merger Consideration”). The Escrowed Merger Consideration shall be withheld from the Initial Consideration Amount otherwise deliverable to the Company Stockholders and Eligible Derivative Security Holders on the Closing Date. The Escrowed Merger Consideration shall consist of Merger Shares and cash in the same proportion as the Section 1.8(a)(i) Amount. On the Closing Date, the Escrowed Merger Consideration shall be deposited by the Parent with the Escrow Agent in an escrow fund (the “Escrow Fund”) and disbursed with the accrued interest (with respect to any cash component of the Escrowed Merger Consideration only) to the Company Stockholders and the Eligible Derivative Security Holders in accordance with the Escrow Agreement. Any Merger Shares comprising the Escrowed Merger Consideration shall be valued at the Closing Exchange Price. The portion of the Escrowed Merger Consideration contributed by the Parent with respect to each Company Stockholder and Eligible Derivative Security Holder shall be in proportion to the portion of the Initial Consideration Amount to which such holder is entitled to as set forth on Exhibit D.

(ii) Adjustments for Company Transaction Costs. Any Company Transaction Costs incurred or accrued by the Company in connection with the Merger on or prior to the Closing shall be deducted from the Initial Consideration Amount.

(iii) Net Working Capital Adjustment. The Aggregate Merger Consideration to be paid by Parent pursuant to Section 1.8 hereof shall be adjusted in accordance with Schedule 1.8 which contains calculations to adjust for changes in net working capital of the Company from a target net working capital of $800,000 (the “Target Net Working Capital”). In connection therewith, on or before the Closing, the Company shall prepare and deliver to Parent a calculation of the estimated net working capital of the Company as of the Saturday first preceding the Closing (the “Estimated Net Working Capital”). For purposes hereof, the Estimated Net Working Capital of the Company shall be calculated in the same manner and subject to the same adjustments as provided in this Section 1.8(b)(iii) and Schedule 1.8 with respect to the determination of the Final Net Working Capital Schedule (as defined below) (except that such Estimated Net Working Capital calculation shall not be audited).

(A) If the Estimated Net Working Capital is equal to or greater than the Target Net Working Capital, then there shall be no adjustment to the Aggregate Merger Consideration based on the Estimated Net Working Capital. If the Estimated Net Working Capital is less than the Target Net Working Capital, then, the Initial Consideration Amount to be paid by Parent pursuant to Section 1.8(a)(i) shall be decreased by an amount equal to the difference between the Target Net Working Capital and the Estimated Net Working Capital (the “Estimated Deficiency Amount”).

AGREEMENT AND PLAN OF MERGER	Page 7

(B) Promptly following the Closing, the Parent shall prepare at the Parent’s expense and deliver to the Stockholder Representative within sixty (60) days following the Closing, a balance sheet and a schedule (the “Final Net Working Capital Schedule”) which includes a calculation of the net working capital of the Company on the last business day preceding the Closing Date (the “Final Net Working Capital”). The Final Net Working Capital Schedule will be prepared in accordance with the terms of Schedule 1.8 and, to the extent not expressly provided for herein, on a basis consistent with generally accepted accounting principles (“GAAP”) consistently applied by the Company prior to the Closing. Parent shall after the Closing provide the Stockholder Representative with reasonable access to the Company’s books, records and facilities and to the Company’s employees until issuance of the Final Net Working Capital Schedule.

(C) The Parent shall provide the Stockholder Representative with the opportunity to review and comment on the proposed Final Net Working Capital Schedule, including any associated work papers, for at least fifteen (15) days prior to the completion of such schedule. In addition, during such fifteen (15) day period after the receipt of the proposed Final Net Working Capital Schedule, the Stockholder Representative may notify the Parent in writing, of any objections to the proposed Final Net Working Capital Schedule, setting forth a reasonably specific description of the objections. If the Stockholder Representative does not deliver such notice within such fifteen (15) day period, the Final Net Working Capital Schedule shall be final, binding and conclusive upon and without further recourse by the Parent, the Company or the Stockholder Representative.

(D) If the Stockholder Representative provides a timely notice of objection to the proposed Final Net Working Capital Schedule, the parties shall attempt to amicably resolve any such objections by the end of the fifteen day review period but in no event later than seven (7) days thereafter. If the parties are unable to resolve any difference within such period, they shall promptly (within seven (7) days thereafter) and jointly appoint an Independent CPA (as defined below) to resolve the objections and make any resulting adjustments to the Final Net Working Capital Schedule. Any such resolution shall be based on the accounting standards set forth herein. The scope of the work assignment for the Independent CPA shall be limited to the resolution of any objections so notified, shall be delivered to the parties within twenty (20) days after its appointment, and shall not involve the preparation of a completely new Final Net Working Capital Schedule. The parties shall provide their full cooperation to the Independent CPA. The resolution of the objections by the Independent CPA and its adjustments to the Final Net Working Capital Schedule shall be final, binding and conclusive upon and without further recourse by the Parent, the Company or the Stockholder Representative. If the Final Net Working Capital based on the resolved Final

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Net Working Capital Schedule is more than five percent (5%) greater than the Final Net Working Capital based on the proposed Final Net Working Capital Schedule asserted by the Accountant, then all costs and expenses of the Independent CPA shall be borne by the Parent; otherwise, the Company Stockholders and Eligible Derivative Security Holders shall bear all such costs and expenses, which may be satisfied at the Stockholder Representative’s discretion by a reduction from the Escrowed Merger Consideration, subject to the Representative Expense Cap.

(E) The Aggregate Merger Consideration shall be adjusted after Closing based upon the Final Net Working Capital as follows:

If the Final Net Working Capital is less than the Target Net Working Capital (the amount of such deficiency, the “Final Deficiency Amount”) and the Final Deficiency Amount exceeds the Estimated Deficiency Amount, then the Aggregate Merger Consideration to be paid by Parent shall be decreased by an amount equal to the difference between the Final Deficiency Amount and the Estimated Deficiency Amount. If the Estimated Deficiency Amount exceeds the Final Deficiency Amount, then the Aggregate Merger Consideration to be paid by Parent shall be increased by an amount equal to the difference between the Final Deficiency Amount and the Estimated Deficiency Amount. If the Final Net Working Capital is greater than the Target Net Working Capital, and the Initial Consideration Amount had been previously reduced pursuant to Section 1.8(b)(iii)(A) to account for the Estimated Deficiency Amount, then the Aggregate Merger Consideration to be paid by Parent shall be increased by an amount equal to the amount by which the Initial Consideration Amount was previously reduced to account for such Estimated Deficiency Amount. The amount of any deduction in the Aggregate Merger Consideration to be made pursuant to Section 1.8(b)(iii)(D) (to account for fees of the Independent CPA) or this Section 1.8(b)(iii)(E) shall be satisfied by an offset to any Deferred Payments to be made pursuant to Section 1.8(c) if and only if Parent becomes responsible for making any Deferred Payments, and if no Deferred Payments become due hereunder, then any further reduction to the Aggregate Merger Consideration as a result of Section 1.8(b)(iii)(D) or this Section 1.8(b)(iii)(E) shall be satisfied from the Escrow Fund. The amount of any increase in the Aggregate Merger Consideration shall increase the amount of the next scheduled Deferred Payment to be made by Parent and shall be payable in the same manner and in the same proportion as such Deferred Payment, or if no such Deferred Payment becomes due, then the amount of such increase in the Aggregate Merger Consideration shall be paid in the same manner and in the same proportion as the Aggregate Merger Consideration then paid to date within sixty (60) days of the end of the Second Measurement Period.

(v) Adjustments to Conversion Ratios. The Conversion Ratios shall be appropriately adjusted for any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change (each a “Recapitalization”) with respect to the Parent Common Stock occurring after the date hereof and prior to the Effective Time.

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(c) Deferred Payments.

(i) Calculation. The “First Measurement Period”) shall mean the consecutive twelve (12) month period beginning on the first day of the first whole calendar month immediately following the calendar month in which the Closing occurs, and the “Second Measurement Period” shall mean the consecutive twelve (12) month period beginning on the first day of the first whole calendar month following the end of the First Measurement Period (collectively, with the First Measurement Period, the “Measurement Periods”, and each a “Measurement Period”). If First Period Revenues exceed the Base Revenue Target (the dollar amount of such excess being referred to as the “First Period Excess Amount”), the Parent shall make the First Deferred Payment in an amount equal to three (3) times the First Period Excess Amount, up to a maximum of $15,000,000. If First Period Revenues do not exceed the Base Revenue Target, no Deferred Payment amount shall be due by Parent with respect to the First Measurement Period. In addition, if Second Period Revenues exceed the Second Period Target (the dollar amount of such excess being referred to as the “Second Period Excess Amount”), the Parent shall make the Second Deferred Payment in an amount equal to the lesser of (x) three (3) times the Second Period Excess Amount, or (y) $15,000,000 minus the First Deferred Payment. If Second Period Revenues do not exceed the Second Period Target, no Deferred Payment amount shall be due by Parent with respect to the Second Measurement Period. As used in this Section 1.8(c), the following terms shall have the meanings set forth below:

“Allowed Promotional Products” shall mean up to twenty (20) units of Bravo Products given away, transferred, or otherwise disposed of by the Company or the Parent without the receipt of value by the Company or the Parent or any of their respective Affiliates, as part of the sale of another product of the Parent or its Affiliates.

“Base Bravo Revenues” shall mean the revenue recognized by the Company during the consecutive twelve (12) month period ending on (and including) the last day of the whole calendar month immediately preceding the calendar month in which the Closing occurs from the sale of any Bravo Products as determined in accordance with GAAP as used by the Company in the preparation of its financial statements.

“Base Revenue Target” shall mean the dollar amount equal to the Base Bravo Revenues multiplied by 1.25.

“Bravo Products” shall mean any product that is sold or under development by the Company as of the Effective Time or any product developed by Parent or any of its Affiliates on or following the Effective Time based primarily on Company Intellectual Property, including any component or improvement thereto or any successor product providing a similar function developed by the continuing business of the Surviving Entity after the Closing.

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“Bravo Revenues” during any Measurement Period shall equal the total consolidated revenue recognized by the Company or the Parent or any of its Affiliates during the applicable Measurement Period including Promotional Product Revenue from the sale of any Bravo Products (including Bundled Products) or the license of Company Intellectual Property as determined in accordance with GAAP as used by the Company or the Parent or any of its Affiliates, as applicable, in the preparation of its financial statements. For purposes of the foregoing, no revenue with respect to any Allowed Promotional Products shall be recognized by the Company or the Parent.

“Bundled Product” shall mean a Bravo Product and other products that are not Bravo Products either (x) packaged together for sale or shipment as a single unit, or (y) priced or sold as a kit.

“First Period Revenues” shall mean Bravo Revenues for the First Measurement Period.

“Per Unit Average Selling Price” shall mean the average sales price (the “ASP”) of Bravo Products in the subject sales region over the consecutive twelve (12) month period ending on (and including) the date of the sale in question, or, if there are insufficient sales of Bravo Products to calculate all or any portion of such consecutive twelve (12) month period, then with respect to such portion, the ASP of Bravo Products worldwide.

“Promotional Product Revenue” shall mean (x) the Per Unit Average Selling Price multiplied by (y) the number of units of Bravo Products (other than Allowed Promotional Products) given away, transferred, or otherwise disposed of by the Company or the Parent without the receipt of value during the subject Measurement Period by the Company or the Parent or any of their respective Affiliates.

“Second Period Revenues” shall mean Bravo Revenues for the Second Measurement Period.

“Second Period Target” shall mean the dollar amount equal to the lesser of (i) the Base Revenue Target multiplied by 1.25, or (ii) First Period Revenues multiplied by 1.25.

(ii) Conduct of Business. It is understood and agreed that the Parent intends to operate and continue to operate its business, and to cause its Subsidiaries, including the Surviving Entity, to operate and continue to operate their respective business with the intent of maximizing the long term value of the Parent, as determined by Parent in its sole and absolute discretion. Without limiting the foregoing, the Parent shall, from and after the date hereof, including without limitation during the Measurement Periods, maintain full discretion with respect to all operations of the Parent and its Subsidiaries and with respect to the Bravo Products, including but not limited to determination of the research, development, manufacture, marketing, and sale of the Bravo Products. Specifically, it is agreed that the Parent shall be under no obligation to operate (or cause to be operated) the business of the Parent and its Subsidiaries to achieve any Bravo Revenues objective, and no damages shall have been incurred or caused in the

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event Bravo Revenues do not grow, or decrease in a manner which adversely affects the likelihood that Parent will become obligated to make any Deferred Payments or the amount of any such Deferred Payment. Notwithstanding the foregoing, Parent shall not discontinue the offering for sale of the Bravo Products during the Measurement Periods and shall not nor permit or cause any Affiliate, to directly or indirectly shift the sales of any Bravo Product from one period to another or otherwise manipulate the sales of any Bravo Product in a manner that adversely affects the calculation of Bravo Revenues; or advance or delay the recognition of costs or revenue except in accordance with GAAP. Additionally, Parent shall, and shall cause its Affiliates to (i) maintain a sales force for the Bravo Products, which shall consist of a minimum of 15 people (who, for avoidance of doubt, need not be responsible for selling Bravo Products exclusively); and (ii) maintain books of account to separately track Bravo Revenues.

(iii) Payment. The First Year Deferred Payment, if any, shall be paid within sixty (60) days of the end of the First Measurement Period (the “First Deferred Payment Date”) and shall be paid in cash. The Second Year Deferred Payment, if any, shall be paid within sixty (60) days of the end of the Second Measurement Period (the “Second Deferred Payment Date”; together with the First Deferred Payment Date, the “Deferred Payment Dates”, and each a “Deferred Payment Date”) and shall be paid in cash. The Deferred Payments shall be paid, at Parent’s election, to Company Stockholders and Eligible Derivative Security Holders directly by Parent or by the Exchange Agent in accordance with Section 1.9(b) hereof. All Deferred Payments are subject to Parent’s right of set off to the extent provided in Section 1.8(b)(iii) above and Article 8 of this Agreement. Additionally, if applicable, the amount of any Deferred Payment shall be increased pursuant to the terms of Section 1.8(b)(iii) above.

(iv) Accounting. At the Closing, the Company shall provide the Parent with an accounting of the Base Bravo Revenues. Within thirty (30) days after the completion of each Measurement Period, the Parent shall provide the Stockholder Representative with an accounting of the Bravo Revenues during the applicable Measurement Period. Any party receiving any such accounting shall be hereinafter referred to as the “Receiving Party” and any party providing such accounting shall be hereinafter referred to as the “Providing Party.” With respect to any accounting delivered as set forth above, the Receiving Party or any auditor engaged on its behalf, shall have the right to engage an auditor to review the books and records of the Providing Party in connection with the sales of any Bravo Products. Subject to reimbursement as set forth below, any such auditor engaged by the Receiving Party shall be at the sole cost and expense of the Receiving Party, which in the case of the Stockholder Representative, may be satisfied at the Stockholder Representative’s discretion by a reduction from the Escrowed Merger Consideration, subject to the Representative Expense Cap. If the Receiving Party disagrees as to the amount of any Bravo Revenues for the applicable period and provides the Providing Party with written notice within twenty (20) days following its receipt of the subject accounting described above, setting forth each disputed item and a description of the Receiving Party’s dispute with such item (such description to be in sufficient detail to allow the Providing Party to fully understand the nature of the Receiving Party’s disagreement(s). In the event of such a dispute, the Receiving Party and the Providing Party shall attempt to reconcile in good faith their differences as to such items within ten (10) calendar days (the “Resolution Period”) of the Providing Party’s receipt of such notice, and any resolution by them as to any disputed items shall be final, binding and

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conclusive on the Parent, the Surviving Entity, the Company Stockholders, the Eligible Derivative Security Holders and the Stockholder Representative. If the Receiving Party and the Providing Party are unable to reach a resolution with such effect within the Resolution Period, the Receiving Party and the Providing Party shall submit the dispute to an independent, nationally recognized accounting firm jointly selected by the Receiving Party and the Providing Party (the “Independent CPA”). The determination of such dispute by the Independent CPA shall be final, binding and conclusive on the Parent, the Surviving Entity, the Company Stockholders, the Eligible Derivative Security Holders and the Stockholder Representative. With respect to disputes over the Base Bravo Revenue, in the event that the Independent CPA finally determines that the Base Bravo Revenue is more than five percent (5%) greater than the Base Bravo Revenue asserted by the Company in its original accounting, then all costs and expenses of the Independent CPA and any other auditor engaged by the Receiving Party pursuant to this Section 1.8(c)(iv) shall be borne by the Company Stockholders and Eligible Derivative Security Holders, which may be satisfied at the Stockholder Representative’s discretion by a reduction from the Escrowed Merger Consideration, subject to the Representative Expense Cap; otherwise, the Parent shall bear all such costs and expenses. With respect to disputes over the Bravo Revenue for either Measurement Period, in the event that the Independent CPA finally determines that such Bravo Revenue is more than five percent (5%) greater than the Bravo Revenue asserted by the Parent in its original accounting, then all costs and expenses of the Independent CPA and any other auditor engaged by the Receiving Party pursuant to this Section 1.8(c)(iv) shall be borne by the Parent; otherwise, the Company Stockholders and Eligible Derivative Security Holders shall bear all such costs and expenses, which may be satisfied at the Stockholder Representative’s discretion by a reduction from the Escrowed Merger Consideration, subject to the Representative Expense Cap.

(v) Bundled Products. Whenever any Bravo Product is sold as part of a Bundled Product, the “Bravo Revenues” resulting from the sale of such Bundled Product shall be (i) the number of units of Bravo Product included in such Bundled Product (excluding any Allowed Promotional Products) multiplied by (ii) the Per Unit Average Selling Price.

(vi) Inspection Rights. During each of the Measurement Periods, Parent shall afford the Stockholder Representative, together with any advisors that may be retained from time to time by the Stockholder Representative, in each case at the sole and exclusive cost of the Company Stockholders and the Eligible Derivative Security Holders, which may be satisfied at the Stockholder Representative’s discretion by a reduction from the Escrowed Merger Consideration, subject to the Representative Expense Cap, and that are reasonably acceptable to Parent, reasonable access on two (2) occasions to the books and records (including financial, operating and other data and information) related to, and financial personnel of Parent that have knowledge of, the manufacturing, marketing and sale of the Bravo Products to enable the Stockholder Representative or its advisors, as the case may be, to monitor the Bravo Revenues relating to sales of the Bravo Products. Such meetings with personnel of Parent shall be scheduled and held within thirty (30) days of the date that a request for a meeting is given, in writing, by the Stockholder Representative or its advisors, as the case may be, and Parent shall provide all reasonably requested material information in the possession of Parent, the Surviving Entity or a controlled Affiliate of Parent included in Parent’s consolidated group for financial reporting purposes pursuant to GAAP, as applicable, relating to the sales of Bravo Products.

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(d) Dissenters. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who have not effectively withdrawn or lost such Company Stockholder’s appraisal or dissenters rights under DGCL or the Corporations Code of the State of California (the “California Code” and such shares ( the “Dissenting Shares”) shall not be converted into or represent the right to receive Aggregate Merger Consideration. In connection with the exercise of an appraisal or dissenters right by a Company Stockholder, the Aggregate Merger Consideration shall be reduced by the Aggregate Merger Consideration allocable to the Company Capital Stock held by such Company Stockholder (it being intended that such reduction shall not reduce the Aggregate Merger Consideration allocable to any other Company Stockholder). Such Company Stockholders shall be entitled to such rights as are provided by the DGCL or the California Code, as applicable, except that all Dissenting Shares held by Company Stockholders who effectively withdraw or lose (through failure to perfect or otherwise) such rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive their allocable portion of the Aggregate Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9 (and the Aggregate Merger Consideration shall be readjusted accordingly to reflect such rights), of the certificate or certificates that formerly evidenced such shares. The Company and the Stockholder Representative shall give the Parent: (i) prompt notice of any demands for appraisal or dissenters rights received by Company or the Stockholder Representative, withdrawals of such demands, and any other instruments served pursuant to the DGCL or the California Code and received by Company or the Stockholder Representative; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal or dissenters rights under the DGCL or the California Code. Neither the Company nor the Stockholder Representative shall, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(e) Parent Purchase Rights. Each Company Stockholder and each Eligible Derivative Security Holder shall also receive together with each Merger Share issued to him, her or it, if any, in the Merger pursuant to this Article 1 an associated preferred share purchase right (“Parent Purchase Right”) pursuant to the Rights Agreement. References herein to Merger Shares shall be deemed to include the associated Parent Purchase Rights.

1.9 SURRENDER OF CERTIFICATES

(a) Exchange Agent. The transfer agent for Parent Common Stock, American Stock Transfer & Trust Company, or a bank or trust company designated by Parent prior to the Effective Time, shall act as the exchange agent (the “Exchange Agent”) in the Merger. All fees and expenses of the Exchange Agent shall be borne by the Parent.

(b) At the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article 1, the Initial Consideration Amount (including any Merger Shares included in the Initial Consideration Amount), as such consideration may be adjusted pursuant to Sections 1.8, less the Escrowed Merger Consideration together with any

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cash to be paid in lieu of fractional shares pursuant to Section 1.10 (such amount referred to as the “Closing Exchange Fund”), to be exchanged for the issued and outstanding shares of Company Capital Stock and the Eligible Derivative Securities. In addition, unless Parent elects to make the Deferred Payments directly to Company Stockholders and Eligible Derivative Security Holders (as provided in Section 1.8(c)(iii) hereof), on or before each Deferred Payment Date, Parent shall make available to the Exchange Agent cash in an amount sufficient to make the subject Deferred Payment to be paid with respect to the shares of Company Capital Stock and Eligible Derivative Securities converted into the Aggregate Merger Consideration as of the Effective Time (the “Post-Closing Exchange Fund”, and together with the Closing Exchange Fund, the “Exchange Fund”). At any time following the date that is six months after the Effective Date or, if the Parent elects to distribute the Deferred Payments through the Exchange Agent, the date that is six (6) months after the Second Deferred Payment Date, Parent shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which had been made available to the Exchange Agent by or on behalf of Parent and which has not been disbursed to holders of Company Capital Stock and the Eligible Derivative Securities, and thereafter such holders shall be entitled to look to Parent with respect to such consideration payable upon due surrender of their certificates for Company Capital Stock or evidence of their Eligible Derivative Securities. Parent shall be entitled to rely entirely on the information contained on Exhibit D and any transmittal materials delivered hereunder for purposes of satisfying Parent’s obligation to deliver the Aggregate Merger Consideration.

(c) Exchange Procedures. Promptly after the Effective Time (but in no event later than ten (10) business days after the Effective Time), the Parent shall cause the Exchange Agent to deliver, as applicable, to each holder of record of: (i) a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Capital Stock (the “Stock Certificates”); or (ii) an instrument which as of such date evidenced an Eligible Derivative Security (such Stock Certificates and other instruments evidencing ownership of Eligible Derivative Securities collectively referred to herein as the “Instruments”), whose securities will be converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 1.8, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof: (A) in the case of any holders of Company Capital Stock a letter of transmittal in the form attached as Exhibit E-1 hereto (which specifies, among other things, that delivery shall be effected, and risk of loss and title to the Stock Certificates shall pass, only upon proper delivery of the Instruments to the Exchange Agent) or in the case of any holder of an Eligible Derivative Security, a letter agreement in the form attached as Exhibit E-2 hereto (each such letter of transmittal and letter agreement referred to herein as a “Letter of Transmittal”); and (B) instructions to effect the surrender of the Instruments in exchange for the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.8 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof. Upon each such holder’s delivery of the appropriate Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and with respect to holders of Company Capital Stock surrender of the related Stock Certificate for cancellation, to the Exchange Agent, such holder shall be entitled to receive in exchange therefor the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.8 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10

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hereof, the Stock Certificates so surrendered shall forthwith be canceled, and any Instrument for which a Letter of Transmittal was duly completed and validly executed by an Eligible Derivative Security Holder in accordance with the instructions thereto shall forthwith be deemed surrendered and cancelled. Until so surrendered, each outstanding Instrument that, prior to the Effective Time, evidenced shares of Company Capital Stock or an Eligible Derivative Security will be deemed, from and after the Effective Time, for all corporate purposes, other than the payment of dividends or other distributions, to evidence the ownership of the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.8 hereof, together with any cash to be paid in lieu of fractional shares pursuant to Section 1.10 hereof.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Instrument with respect to the Merger Shares evidenced thereby until the holder of record of such Instrument shall surrender such Instrument pursuant to Section 1.9(c) hereof. Subject to applicable Law, following surrender of any such Instrument, there shall be paid to the record holder of the Instruments evidencing whole Merger Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.

(e) Transfers of Ownership. If any certificate for Merger Shares is to be issued in a name other than that in which the Instrument surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Instrument so surrendered will be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer pursuant to this Section 1.9(e), and that the Person requesting such transfer will have paid to the Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for Merger Shares in any name other than that of the registered holder of the Instrument surrendered, or established to the reasonable satisfaction of the Parent or any agent designated by it that such Taxes have been paid or are not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Parent, Surviving Entity, any other Subsidiary of the Parent or any party hereto shall be liable to any holder of shares of Company Capital Stock or an Eligible Derivative Security for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) No Further Ownership Rights in Company Securities. From and after the Effective Time, holders of Instruments shall cease to have any rights with respect thereto, other than the right to receive the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.8 hereof and cash in lieu of fractional shares in accordance with Section 1.10 hereof. The portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.8 hereof and cash in lieu of fractional shares in accordance with Section 1.10 hereof delivered upon the surrender for exchange of shares of Company Capital Stock and Eligible Derivative Securities in accordance with the terms hereof shall be deemed to

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have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Eligible Derivative Securities, and there shall be no further registration of transfers on the records of the Surviving Entity of shares of Company Capital Stock or Eligible Derivative Securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Instruments are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Section 1.9.

(h) Lost, Stolen or Destroyed Stock Certificates. In the event any Stock Certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Stock Certificate, upon the making of an affidavit of that fact by the holder thereof, the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 1.8 hereof and cash in lieu of fractional shares in accordance with Section 1.10 hereof, provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Stock Certificate to deliver an indemnity or bond (in such sum and for such duration as it may reasonably require) as indemnity against any claim that may be made against Parent with respect to the Instruments alleged to have been lost, stolen or destroyed.

(i) Withholding Rights. The Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or Eligible Derivative Securities such amounts as the Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law (including, without limitation, any withholding obligation with respect to the exercise of any Eligible Derivative Securities). To the extent that amounts are so deducted and withheld by the Parent or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Capital Stock or Eligible Derivative Security, as applicable, in respect of which such deduction and withholding was made by the Parent or the Exchange Agent. To the extent that any Merger Shares are issued by the Parent, any withholding amount to be withheld by the Parent may be satisfied through a reduction in the number of Merger Shares otherwise issuable to any holder of Company Capital Stock or an Eligible Derivative Security with such reduction calculated by reference to a value per Merger Share equal to the Closing Exchange Price.

1.10 NO FRACTIONAL SHARES; MULTIPLE CERTIFICATES

Notwithstanding any provision of this Agreement to the contrary, neither certificates nor scrip for any fractional Merger Shares shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock or an Eligible Derivative Security otherwise entitled to receive a fraction of a Merger Share pursuant to the provisions of Section 1.8 shall be paid in cash, in accordance with this Section 1.10, in an amount equal to the product of (i) the fraction of a Merger Share to which such holder would otherwise be entitled, multiplied by (ii) the Closing Exchange Price. No such holder shall be entitled to dividends or interest on or, except for the cash payment referred to in the preceding sentence, other rights in respect of any such fractional interest. If more than one Instrument shall be surrendered for the account of the same Company Stockholder or Eligible Derivative Security Holder, the number of

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whole Merger Shares for which such Instruments shall be exchanged pursuant to this Section 1.10 shall be computed on the basis of the aggregate number of Merger Shares for which such Instruments are being exchanged.

1.11 ESCROW AGREEMENT

At the Effective Time, the Parent shall deposit with U.S. Bank National Association or any successor escrow agent (“Escrow Agent”) appointed pursuant to the Escrow Agreement, the Escrowed Merger Consideration in accordance with Section 1.8(b)(i) hereof. The Escrowed Merger Consideration shall be held in escrow in the Escrow Fund and applied in accordance with the terms of this Agreement and the Escrow Agreement.

1.12 STOCK TRANSFER BOOKS

At the close of business on the day prior to the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Capital Stock shall thereafter be made on such stock transfer books.

1.13 STOCKHOLDER REPRESENTATIVE

(a) In the event that the Merger is approved by the Company Stockholders, effective upon such vote, and without any further act by any Company Stockholder, Steven Gex is hereby appointed as the representative for and on behalf of the Company Stockholders (other than stockholders, if any, who then maintain or have otherwise perfected their appraisal or dissenters rights under the DGCL or the California Code as of such time) and the Eligible Derivative Security Holders (the “Stockholder Representative”), and shall enter into the Escrow Agreement and take all actions required or permitted under the terms of this Agreement and the Escrow Agreement with respect to the interests and rights of the Stockholders with respect to the indemnity under Article 8 hereof, and by executing this Agreement the Stockholder Representative accepts such appointment. No bond shall be required of the Stockholder Representative and the Stockholder Representative shall receive no compensation for its services but shall have the right to recover by a reduction from the Escrowed Merger Consideration any expenses incurred by the Stockholder Representative in performing duties hereunder up to a maximum amount of $100,000 (the “Representative Expense Cap”). Notices of communications to or from the Stockholder Representative pursuant to the notice requirements set forth in Section 11.3 of this Agreement shall constitute notice to or from each of the Company Stockholders and the Eligible Derivative Security Holders. Notwithstanding the foregoing, the Stockholder Representative may deliver notice of communications to any Company Stockholders or Eligible Derivative Security Holders via email to an address specified by such Company Stockholders or Eligible Derivative Security Holders. If the Stockholder Representative is no longer able or willing to serve as the Stockholder Representative, a majority of the Company Stockholders shall select a replacement Stockholder Representative.

(b) The Stockholder Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good

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faith. The Company Stockholders (other than stockholders, if any, who then maintain or have otherwise perfected their appraisal or dissenters rights under the DGCL or the California Code) and the Eligible Derivative Security Holders shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties, which may be paid from the Escrowed Merger Consideration, if any, after all claims by the Parent Indemnified Persons have been satisfied.

(c) Any decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders and Eligible Derivative Security Holders for whom a portion of the Escrowed Merger Consideration otherwise issuable to them is deposited with the Escrow Agent pursuant to the Escrow Agreement, and shall be final, binding and conclusive upon every Company Stockholder and Eligible Derivative Security Holder, and the Escrow Agent, the Parent and the Surviving Entity may rely upon any decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent, or instruction of every such Company Stockholder.

(d) The adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Company Stockholders and the submission of a Letter of Transmittal by an Eligible Derivative Security Holder shall constitute: (i) approval by such Persons of this Agreement and the Escrow Agreement and of all of the arrangements relating thereto; (ii) approval of the appointment of the Stockholder Representative pursuant to this Agreement and the Escrow Agreement; and (iii) the approval of such Persons of the Stockholder Representative to perform all duties described in this Agreement and the Escrow Agreement on their behalf.

1.14 VOTING AGREEMENT

Simultaneously with the execution and delivery of this agreement, the persons listed on Section 1.14 of the Company Disclosure Schedule have executed and delivered to the parent the voting agreement.

1.15 TREATMENT AS REORGANIZATION

If the Initial Consideration Amount includes Merger Shares, (a) the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (b) neither Parent nor the Company has taken or will take any action, either before or after the Closing, which would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (c) the parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby, including the reporting requirements of Treasury Regulations Section 1.368-3T.

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ARTICLE 2. REPRESENTATIONS AND WARRANTIES CONCERNING

THE COMPANY

Except as set forth on the Company disclosure schedule attached hereto as Exhibit F, which shall be delivered by the Company to the Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties contained in this Article 2 to the Parent as of the date hereof and as of the Closing Date. The Company Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article 2. Unless otherwise specified herein, disclosure made in any particular Section of the Company Disclosure Schedule shall be deemed made in any other Section or Sections of the Company Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure.

2.1 ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Company does not now and has never had any Subsidiaries. The Company is qualified to do business and is in good standing as a foreign corporation under the Laws of the jurisdictions listed on Section 2.1 of the Company Disclosure Schedule and the Company is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect.

(b) Attached to Section 2.1 of the Company Disclosure Schedule are correct and complete copies of the Organizational Documents of the Company.

2.2 AUTHORITY; NO CONFLICT

(a) The Company has the right, power, authority and capacity to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party, to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each of the Transaction Documents to which it will be a party. Except for the consent of the Company Stockholders, this Agreement has been duly authorized, approved, executed and delivered by the Company and assuming this Agreement constitutes the legal, valid and binding Agreement of Parent, Merger Sub 1 and Merger Sub 2, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except: (i) as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”). Each of the other Transaction Documents to which the Company will be a party have been duly authorized and approved and upon the execution and delivery of such Transaction

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Documents, assuming the Transaction Documents constitute the legal, valid and binding Agreement of Parent, Merger Sub 1 and Merger Sub 2, such Transaction Documents will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) Except (1) for the filing of the Permit Application (as defined in Section 2.33 hereof) and the issuance of the Fairness Approval by the California Department of Corporations, the filing and effectiveness of the Registration Statement (if required); (2) for any filings, notices, consents or approvals required under the HSR Act or any antitrust Law (and all regulations promulgated thereunder) in connection with the transactions contemplated hereunder; (3) for approval of this Agreement and the Merger by the Company Stockholders; (4) for filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business; (5) as may be required by any applicable state securities or “blue sky” Laws or state takeover Laws; or (6) as set forth on Section 2.2(b) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document by the Company, nor the consummation or performance by the Company of the Merger or any of the other transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with or result in a violation or breach of: (A) any provision of the Organizational Documents of the Company, (B) any resolution adopted by the board of directors or the stockholders of the Company, (C) any legal requirement or any Order, award, decision, settlement or process to which the Company or any of the assets or properties owned or used by the Company may be subject, or (D) any Governmental Permit, which is held or used by the Company, excluding from clauses (C) and (D) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Company Material Adverse Effect or materially impair or preclude the Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the Merger or the transactions contemplated hereby;

(ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent, authorization or approval of or any notice to or filing with any third Person under any material Contract or any debt instrument to which the Company is a party or to which its assets or properties are bound, or require the consent, authorization or approval of or any notice to or filing with any Governmental Authority to which the Company or its assets or properties is subject except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, have a Company Material Adverse Effect or materially impair or preclude the Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the Merger or the transactions contemplated hereby; or

(iii) result in the imposition or creation of any Encumbrance or Lien upon or with respect to any of the assets or properties owned or used by the Company.

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2.3 CAPITALIZATION

(a) The authorized Company Capital Stock consists of (i) 11,000,000 shares of Common Stock, $0.001 par value per share, of which 3,284,500 shares are validly issued and outstanding, and (ii) 4,000,000 shares of Preferred Stock, of which 1,000,000 shares have been designated Series A Preferred Stock, of which 775,000 shares are validly issued and outstanding, 2,000,000 shares have been designated Series B Preferred Stock, of which 1,950,000 shares are validly issued and outstanding, and 1,000,000 shares have been designated Series C Preferred Stock, of which 696,085 shares are validly issued and outstanding. The issuance of all of such issued and outstanding shares was duly authorized and all such shares are fully paid and nonassessable, were issued in compliance with applicable Federal and state securities laws, and were not issued in violation of any Person’s preemptive rights. Section 2.3(a) of the Company Disclosure Schedule sets forth a complete and correct list of all of the Company Stockholders and the number of shares of Company Capital Stock owned, of record and beneficially, by each such Company Stockholder.

(b) Section 2.3(b) of the Company Disclosure Schedule sets forth as of the date hereof a complete and correct list of all outstanding warrants, options, debt securities and all other securities or outstanding or authorized subscriptions convertible or exercisable into, or exchangeable for, Company Capital Stock or similar rights, including as to each holder thereof, the name of such holder, the number of shares of Company Capital Stock subject thereto and the exercisability, exercise price or conversion rate and termination date thereof. Except as set forth in section 2.3(b) of the Company Disclosure Schedule, no “phantom” stock, stock appreciation rights or agreements or similar rights or agreements exist which are intended to confer on any Person rights similar to any rights accruing to Company Stockholders. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule: (i) there are no voting trusts or other Contracts or understandings to which the Company is a party (or, to the knowledge of the Company, to which any Company Stockholder or any holder of a Company Derivative Security is a party) with respect to the transfer, voting or registration of the capital stock of the Company; (ii) there are no Contracts to which the Company is a party or is otherwise bound relating to the issuance, sale or transfer of any equity securities or other securities of the Company; (iii) the Company does not own or have any Contract to acquire any equity securities or other securities of any Person or any, direct or indirect, equity or ownership interest in any other business; and (iv) to the knowledge of the Company, no Person has any preemptive or similar rights with respect to any security of the Company. The Company’s Organizational Documents do not provide for any preemptive rights.

2.4 BOOKS, RECORDS AND ACCOUNTS; INTERNAL CONTROLS

(a) The minute books of the Company fairly reflect in all material respects the records of all meetings held of, and corporate action taken by, the stockholders, the board of directors, and committees of the board of directors of the Company. The stock books and records of the Company are true, complete and correct.

(b) Except as set forth in Section 2.4 of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls to provide reasonable assurance

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that: (i) transactions are (and have been) executed in accordance with management’s authorization; (ii) transactions are (and have been) recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for its assets; (iii) access to assets is (and has been) permitted only in accordance with management’s authorization; (iv) the reported accountability for its assets is (and has been) compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) all material information related to such controls is (and has been) reported or otherwise made known to the Company’s chief executive officer and chief financial officer.

2.5 FINANCIAL STATEMENTS

(a) For purposes of this Agreement: “Financial Statements” shall mean the following financial statements (including any notes thereto) relating to the Company, together with all related compilations, reviews and other reports issued by the Company Accountants with respect thereto:

(i) Audited financial statements of the Company as follows: (A) Balance Sheets as of December 31, 2006 and 2005; (B) Statements of Operations for the years ended December 31, 2006, 2005 and 2004; (C) Statements of Stockholders’ Equity for the years ended December 31, 2006, 2005 and 2004; and (D) Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004;

(ii) Unaudited monthly financial statements of the Company as follows: (A) Balance Sheet as of April 30, 2007; (B) Statements of Operations for the four months ended April 30, 2007; (C) Statements of Stockholders’ Equity for the four months ended April 30, 2007; and (D) Statements of Cash Flows for the four months ended April 30, 2007 (those financial statements described in this subsection (ii) collectively referred to herein as the “Most Recent Financial Statements”); and

(iii) Pro forma financial statements of the Company as follows: (A) Balance Sheet as of December 31, 2006 presented as if the Spin-Off Transaction (as defined below) was consummated on January 1, 2006, (B) Statement of Operations for the year ended December 31, 2006 presented as if the Spin-Off Transaction was consummated on January 1, 2006, (C) Balance Sheet as of April 30, 2007 presented as if the Spin-Off Transaction was consummated on April 30, 2007, and (D) Statement of Operations for the four months ended April 30, 2007 presented as if the Spin-Off Transaction was consummated on January 1, 2007 (those financial statements described in this subsection (iii) collectively referred to herein as the “Pro-Forma Financial Statements”).

(b) True and complete copies of such Financial Statements, including the notes thereto for all Financial Statements (except the Most Recent Financial Statements and Pro Forma Financial Statements, which lack footnotes) are attached to Section 2.5(b) of the Company Disclosure Schedule. The Financial Statements: (i) have been prepared from the books and records of the Company in accordance with GAAP consistently applied during the periods covered thereby; (ii) are complete and correct in all material respects and (iii) fairly present in all material respects the financial position and the results of operations of the Company as of the

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dates and during the periods indicated therein except as otherwise noted therein, and subject, in the case of the Most Recent Financial Statements and Pro Forma Financial Statements, to normal year-end adjustments and absence of complete footnotes.

2.6 NO UNDISCLOSED LIABILITIES

Except as set forth on Section 2.6 of the Company Disclosure Schedule, the Company does not have any Liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due), except for: (a) Liabilities or obligations reflected or reserved against in the Most Recent Financial Statements, including the notes thereto; (b) current Liabilities incurred in the ordinary course of business since the Base Balance Sheet Date, consistent with past practices (none of which is a claim for breach of contract, breach of duty, breach of warranty, tort or infringement of an intellectual property right); and (c) Liabilities or obligations which would not have a Company Material Adverse Effect either individually or in the aggregate.

2.7 TAXES

(a) “Taxes” shall mean all taxes, charges, fees, Encumbrances, Liens, customs, duties or other assessments, however denominated, including any interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, imposed by the United States government, any state, local or foreign government, or any agency or political subdivision of any such government (a “Tax Authority”), which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers’ compensation taxes, taxes relating to benefit plans and other obligations of the same or similar nature. The term “Returns” shall mean all returns, reports, statements, declarations, forms, claims for refund, or other documents or information required to be filed with a taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)(i) The Company has filed or caused to be filed with the appropriate Tax Authorities in a timely manner all Returns required to be filed by it; (ii) the information on such Returns is complete and accurate in all material respects; (iii) the Company has paid in full on a timely basis all Taxes or made adequate provision in the Financial Statements for all Taxes (whether or not shown on any Return) required to be paid by it; (iv) there are no Encumbrances or Liens for Taxes upon the assets or properties of the Company other than for Taxes not yet due and payable; and (v) no deficiencies for Taxes have been claimed, proposed, or assessed in writing by any Tax Authority or other Governmental Authority with respect to the Company, and there are no pending or, to the Company’s knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company.

(c) There are no outstanding Contracts or waivers with respect to the Company extending the statutory period of limitation applicable to any Taxes, and the Company has not requested (nor is the beneficiary of) any extension of time within which to file any Return, which has not yet been filed.

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(d) Except as set forth in Section 2.7 of the Company Disclosure Schedule, (i) the Company has made provision for all Taxes payable by it and such provision is reflected on the Financial Statements with respect to any period covered thereby as to Taxes which are not payable prior to the date of such Financial Statements; (ii) the provisions for Taxes with respect to the Company for any period prior to the Closing (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes with respect to such period; (iii) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Person; (iv) there are no private letter rulings in respect of any Tax pending between the Company and any Tax Authority, if such ruling would affect the Company; (v) the Company has never been a member of an affiliated group within the meaning of Section 1504 of the Code (except for a group in which the Company was the Parent) or filed or been included in a combined, consolidated or unitary return of any other Person; (vi) the Company is not liable for Taxes of any other Person except with respect to sales taxes, and the Company is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company with respect to Taxes; (vii) the Company is not nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) the Company is not a personal holding company within the meaning of Section 542 of the Code; (ix) the Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes; (x) the Company has not agreed to and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign Law) in taxable income; (xi) the Company is not a party to any Contract, arrangement or plan that could result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code; and (xii) Section 2.7 of the Company Disclosure Schedule contains a list of all jurisdictions in which the Company files a return, and no claim has ever been made in writing by any Tax Authority in any other jurisdiction that the Company is subject to taxation in such jurisdiction.

(e) The Company has not distributed stock of another corporation or other entity, or has had its stock distributed by another corporation or other entity, in a transaction that was purported or intended to be governed in whole or in part by Code section 355 or 361.

(f) None of the assets or properties owned by the Company is property that is required to be treated as owned by any other Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986, or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

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(g) The Company has no less than $3 million of net operating losses (“NOLs”) as of May 31, 2007. The NOLs as of the Closing Date will be sufficient to offset in full the amount of any gains realized by the Company resulting from the Spin-Off Transaction and will be usable to offset any such gains.

2.8 ACCOUNTS RECEIVABLE

Section 2.8 of the Company Disclosure Schedule provides a schedule and aging of all accounts receivable of the Company as of the Base Balance Sheet Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Base Balance Sheet that have not yet been collected, and those accounts receivable that have arisen since the date of the Base Balance Sheet Date and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions.

2.9 TITLE TO PROPERTIES; ENCUMBRANCES

(a) The Company does not own nor has it ever owned any real property. Section 2.9 of the Company Disclosure Schedule sets forth all leases pursuant to which Facilities are leased by the Company (as lessee), true and correct copies of which have been delivered to Parent. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company occupies or uses Facilities.

(b) Also set forth on Section 2.9 of the Company Disclosure Schedule is a listing of the machinery, equipment and other tangible personal property with an original cost in excess of $50,000 owned by the Company, and a listing of all leases under which the Company leases any personal property as of the date of this Agreement requiring annual rental payments in excess of $50,000, together with a description of such personal property. Except as set forth on Section 2.10 of the Company Disclosure Schedule, all of the assets and properties of the Company are reflected on the Financial Statements (except to the extent not required to be so reflected by GAAP).

(c) The Company is in compliance in all material respects with the terms and conditions of the agreements set forth on Section 2.9 of the Company Disclosure Schedule and, to the knowledge of the Company, no event has occurred nor does any circumstance exist that (with or without notice or lapse of time or both) could reasonably be expected to result in a material breach or material default by the Company or any other Person under any such agreement. Since January 1, 2004, the Company has not given or received written notice of any violation or of any default under (in each case, whether actual or alleged) any agreement set forth on Section 2.9 of the Company Disclosure Schedule.

(d) The Company has good and valid title to all of the material tangible assets and properties, real and personal, owned by it, and good and valid leasehold interests to all material tangible assets or properties, real or personal, leased by it from third parties. Except as set forth on Section 2.9 of the Company Disclosure Schedule, all material tangible assets and properties owned by the Company are free and clear of all Encumbrances and Liens, except for (i) liens for current Taxes not yet due or which are being contested in good faith by appropriate proceedings

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if, in either such case, an adequate reserve, shall have been made therefor in the Most Recent Financial Statements or, if contested subsequent to the Most Recent Financial Statements, the Company’s financial statements; (ii) workmen’s, common carrier and other similar liens arising in the ordinary course of business, none of which materially detracts from the value or impairs the use of the asset or property subject thereto, or impairs the operations of the Company; (iii) liens of the lessor for sums not yet due and payable under the real property leases listed on Section 2.9(a) of the Company Disclosure Schedule; (iv) liens affecting a lessor’s or licensor’s interest in personal property leased or licensed to the Company; (v) encumbrances or liens disclosed in the Financial Statements; and (vi) encumbrances or liens that do not interfere with the conduct of the business of the Company and do not materially detract from the value of the underlying asset (collectively, “Permitted Encumbrances”).

2.10 CONDITION OF ASSETS

The Company owns or leases all personal property (other than Intellectual Property, as addressed in Section 2.20 below) necessary for the conduct of the business as currently conducted, and such personal property (taken as a whole) is in such operating condition and repair (normal wear and tear excepted) as is necessary for the conduct of the business as currently conducted.

2.11 COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATIONS AND CONSENTS

(a) Except as set forth on Section 2.11 of the Company Disclosure Schedule, the Company is in compliance in all material respects with all applicable Laws and Orders affecting the assets or properties owned or used by the Company or the business or operations of the Company. The Company has not been charged with violating, nor, to the knowledge of the Company, threatened in writing with a charge of violating, in each case, in any material respect, any applicable Law or Order relating to any of its assets or properties or any aspect of its business which has not been fully resolved or for which there is any remaining liability.

(b) Section 2.11 of the Company Disclosure Schedule contains a complete and accurate list of each material Governmental Permit that is held by the Company. The Governmental Permits listed on Section 2.11 of the Company Disclosure Schedule constitute all of the Governmental Permits necessary for the Company to conduct its business as currently conducted. Each Governmental Permit listed on Section 2.11 of the Company Disclosure Schedule is valid and in full force and effect to the knowledge of the Company, and is not subject to any Proceedings for suspension, material modification or revocation. The Company is in compliance in all material respects with the Governmental Permits listed on Section 2.11 of the Company Disclosure Schedule except where failure to be in compliance would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the

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consummation by the Company of the Merger or the other transactions contemplated hereby or thereby, except for the filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders , authorizations, registrations, declarations and filings as may be required after the date hereof under state securities, takeover or “blue sky” laws.

2.12 LEGAL PROCEEDINGS

Except as set forth on Section 2.12 of the Company Disclosure Schedule, the Company has not received a written notice or threat of, nor to the knowledge of the Company does there exist, any Proceeding (i) that has been commenced by or against the Company or any of the officers, directors, employees, stockholders or agents (or former officers, directors, employees, stockholders or agents) of the Company (in each case, in their capacities as such) or that otherwise relates to the business of, or any of the assets or properties owned or used by, the Company which, if determined adversely, could reasonably be expected to result in a Company Material Adverse Effect, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

2.13 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 2.13 of the Company Disclosure Schedule, since the Base Balance Sheet Date, there has not been (with regard to the Company) any Company Material Adverse Effect, or any:

(a) Failure to operate the business in the ordinary course so as to use all commercially reasonable efforts to preserve the business intact and to preserve the continued services of the Company’s employees and the goodwill of suppliers, customers and others having business relations with the Company or its representatives;

(b) Damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets or the business of the Company;

(c) Amendments or changes to the Organizational Documents;

(d) Adoption, modification or termination of any Employee Benefit Plan;

(e) Declaration, setting aside or payment of any dividends or distribution (whether in cash, stock or property) in respect of any capital stock of the Company, or any redemption, purchase or other acquisition of equity securities of the Company (other than repurchases of Company Common Stock at cost from employees, directors, consultants or contractors in connection with the termination of services under existing repurchase rights or those repurchase rights granted in accordance with standard form employee agreements entered into following the date hereof in accordance with this Agreement);

(f) Acquisition of any equity interest in any other Person;

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(g) Sale, lease, license or other disposition of any material properties or assets, other than sales of products and services in the ordinary course of business consistent with past practice;

(h) Payment, loan or advance, or guaranty of any amount to or in respect of, or the sale, transfer, license or lease of any properties or the assets to, or entering into any Contract with, any Related Person, except regular compensation to employees;

(i) New material Contracts, or extensions, modifications, terminations or renewals thereof, except for material Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

(j) Increase in the rate of compensation payable or to become payable to any officer or manager or representative of the Company, including any bonuses, salaries or other compensation, except in the ordinary course of business and consistent with past practice;

(k) Resignation or termination of any officer of the Company;

(l) Loans made to any Person or guarantee of any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses, in each case in the ordinary course of business consistent with past practice);

(m) Cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

(n) Material change in the accounting methods or practices by the Company;

(o) Revaluation of any of the significant assets of Company, including the writing down of inventory or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

(p) Failure to pay any material obligation of the Company when due;

(q) Indebtedness for Borrowed Money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company, except in the ordinary course of business and consistent with past practices; or

(r) Agreement by the Company directly or indirectly to do any of the foregoing.

2.14 CONTRACTS; NO DEFAULTS

(a) Except for Contracts described in Section 2.14 of the Company Disclosure Schedule (which specifically identifies which contracts are Brachytherapy Contracts) and the Transaction Documents executed by the Company on the date hereof, the Company is not a party to or subject to any written Contract:

(i) involving future expenditures or liabilities, actual or potential, in excess of $25,000 after the date hereof or otherwise material to the Company;

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(ii) creating any obligations of the Company after the Base Balance Sheet Date which call for payments of more than $10,000 during any month for agreements without a fixed term or more than $25,000 over the term of the agreement for agreements with a fixed term;

(iii) providing for the purchase of all or substantially all of the Company’s requirements of a particular product from a supplier;

(iv) for joint marketing or development;

(v) with any dealer, franchiser, original equipment manufacturer, value-added reseller, or manufacturer’s representative, or sale agent or distributor of products of the Company, in each case involving $50,000 or more, or for the sale of products of the Company not made in the ordinary course of business;

(vi) for a license (other than off-the-shelf, fully paid up, shrink wrap software licenses or standard back-office or administrative software not included in the products of the Company) involving payments of more than $10,000 per year individually, or franchise (as licensor or licensee or franchisor or franchisee);

(vii) involving any arrangement or obligation with respect to the return of products other than on account of standard rejection remedies or a defect in condition, or failure to conform to the applicable Contract;

(viii) with the United States government;

(ix) any collective bargaining agreement;

(x) containing covenants restricting the business activity of the Company or limiting the freedom of the Company or any of its employees to engage in any line of business or to compete with any Person or hire any Person;

(xi) any employment or consulting agreement, contract or commitment between the Company, on the one hand, and its employees, consultants, independent contractors or leased employees, on the other hand, under which the Company has any outstanding obligation or liability (other than agreements that are terminable on thirty (30) days notice or less without penalty);

(xii) with a Related Person;

(xiii) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers or its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

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(xiv) pursuant to which the Company acquired any assets outside the ordinary course of business involving $25,000 or more; or

(xv) any other Contract under which the consequences of a breach or default could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 2.14 of the Company Disclosure Schedule:

(i) Each Contract required to be identified in Section 2.14 of the Company Disclosure Schedule is in full force and effect and is valid and enforceable against the Company and, to the knowledge of the Company, against the other parties thereto, in accordance with its respective terms except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (y) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(ii) The Company is in compliance in all material respects with all applicable terms and requirements of each Contract required to be identified in Section 2.14 of the Company Disclosure Schedule.

(iii) To the knowledge of the Company, all other parties to any Contract required to be identified in Section 2.14 of the Company Disclosure Schedule are in compliance in all material respects with all applicable terms and requirements of such Contract.

(iv) To the knowledge of the Company, no event has occurred and no circumstance exists that (with or without notice or lapse of time or both) could reasonably be expected to result in Company’s material breach of or material default under any Contract required to be identified in Section 2.14 of the Company Disclosure Schedule. The Company has not received any written notice of any default or threat thereof with respect to any Contract required to be identified in Section 2.14 of the Company Disclosure Schedule.

(v) The Company has not entered into any oral contract under which the consequences of a breach or default could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

2.15 INSURANCE

(a) Section 2.15 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies of the Company, which policies are in full force and effect in accordance with their terms. The Company is not in default under any such policies. True, correct and complete copies of all insurance policies of the Company have been furnished to the Parent.

(b) Except for amounts deductible under the policies of insurance listed on Section 2.15 of the Company Disclosure Schedule or with respect to risks assumed as a self-insurer and described in such Section, the Company is not now nor has it ever been at any time subject to any liability as a self-insurer of the business or assets of the Company.

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(c) Except as set forth on Section 2.15 of the Company Disclosure Schedule, there are no material claims, by or with respect to the Company, pending under any of the policies of insurance listed on Section 2.15 of the Company Disclosures. The Company has not received any written notice regarding any possible cancellation or termination of any insurance policy, refusal of any coverage or rejection of any material claim under any insurance policy, or material adjustment in the amount of the premiums payable with respect to any such insurance policy. The Company has no knowledge of any insurance carrier’s insolvency or inability to perform its obligations or pay any claims pursuant to any of the insurance policies maintained by the Company.

2.16 ENVIRONMENTAL MATTERS

(a) The Company is in compliance in all material respects with all applicable Environmental Laws which compliance includes, but is not limited to, the possession by the Company of all material Governmental Permits required under applicable Environmental Laws to conduct its business as currently conducted. The Company has not received any notice alleging that: (i) it is not in compliance with, or is in violation of, any such Environmental Laws or Governmental Permits required thereunder or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company to comply with, or result in a material violation by it of, any such Environmental Laws or Governmental Permits required thereunder. Except as would not reasonably be expected to result in material liability to the Company, the Company has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any applicable Environmental Law or Governmental Permit, and the Company has no material Liabilities in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, handling, or disposal of any Hazardous Materials.

(b) Environmental Claims. There are no existing or, to the knowledge of the Company, threatened Environmental Claims against the Company. The Company has not received any written notification alleging any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, Release or threatened Release at any location or any Facilities of any Hazardous Materials generated or transported by the Company.

(c) Hazardous Materials. The Company has not disposed of, transported, stored or arranged for the disposal of any Hazardous Materials to, at or upon any location other than a site lawfully permitted to receive such Hazardous Materials. No Hazardous Materials are currently located on any real property currently leased by the Company that would that would reasonably be expected to give rise to any corrective action by or remedial obligation of the Company under Environmental Laws.

(d) Environmental Representations. Notwithstanding anything to the contrary contained in this Agreement, the Company’s representations and warranties with respect to Environmental Laws, Environmental matters, and Environmental Claims are limited solely to those representations and warranties contained in Section 2.16.

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2.17 EMPLOYEES

(a) The Company has made available to Parent on request a complete and accurate list of the following information for each employee of the Company: name; job title; department; base salary; bonus; vacation accrued; date of hire.

(b) To the knowledge of the Company, no officer or employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer or employee and any other Person that could materially adversely affect: (i) the performance of his duties as an officer or employee of the Company; or (ii) the ability of the Company to conduct its business.

(c) The Company has not had a “Plant Closing” or a “Mass Layoff” within the meaning of the federal Workers Adjustment and Retraining Notification Act of 1988 (“WARN”).

(d) The Company has delivered to the Parent or its counsel prior to the date hereof true and complete copies of any employment agreements and written policies relating to the employment of employees of the Company and the use of temporary employees and independent contractors by the Company.

(e) Set forth on Section 2.17 of the Company Disclosure Schedule is a list of all Contracts entered into by the Company, on the one hand, and an officer or director of the Company, on the other hand: (i) after the Base Balance Sheet Date; and/or (ii) in contemplation of the transactions contemplated by this Agreement.

2.18 EMPLOYEE BENEFITS

(a) Except for the Employee Benefit Plans listed on Section 2.18(a) of the Company Disclosure Schedule, the Company does not maintain, nor does it have an obligation to contribute to or has any actual or contingent liability with respect to any Employee Benefit Plan. The Company has delivered or made available to the Parent or its counsel prior to the date hereof true and complete copies of: (i) plan instruments and amendments thereto for all Employee Benefit Plans (or written summaries of any Employee Benefit Plans that are unwritten) and related trust agreements, insurance and other material contracts, summary plan descriptions, and summaries of material modifications, and material communications distributed to the participants of each Plan; (ii) to the extent annual reports on Form 5500 are required with respect to any Employee Benefit Plan, the three most recent annual reports and attached schedules for each Employee Benefit Plan as to which such report is required to be filed; and (iii) where applicable, the most recent (w) opinion, notification and determination letters, (x) audited financial statements, (y) actuarial valuation reports and (z) nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Employee Benefit Plan.

(b) The Company has never had an ERISA Affiliate.

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(c) The Company does not maintain nor has it ever maintained or contributes to or has ever contributed to an Employee Benefit Plan subject to Title IV of ERISA (including a multiemployer plan) and no facts exist under which the Company could incur any liability under Title IV of ERISA.

(d) With respect to each Employee Benefit Plan: (i) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code, respectively) has at any time engaged in a transaction which could subject the Parent, the Surviving Entity or the Company, directly or indirectly, to a tax, penalty or liability for prohibited transactions imposed by ERISA or the Code; and (ii) to the knowledge of the Company no fiduciary (as defined in Section 3(21) of ERISA) with respect to any Employee Benefit Plan, for whose conduct the Company could have any material liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA.

(e) Each Employee Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA and which provides health, disability or death benefits is fully insured; the Company is not obligated to directly pay any such benefits or to reimburse any third Person payor for the payment of such benefits.

(f) Each Employee Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is subject to Sections 201, 301 or 401 of ERISA has received a favorable determination or opinion letter from the Internal Revenue Service covering all amendments required by the Tax Reform Act of 1986 and prior legislation and, to the knowledge of the Company, there are no circumstances that are likely to result in revocation of any such favorable determination or opinion letter. No Pension Plan has assets other than securities listed on a public exchange, mutual fund shares registered under federal law, publicly traded debt or government debt instruments, or participant loans extended in accordance with such a Pension Plan’s terms. Each Employee Benefit Plan is and has been operated in all material respects in compliance with its terms and all applicable Laws, Orders or governmental rules and regulations currently in effect with respect thereto, and by its terms can be amended and/or terminated at any time in accordance with applicable law. As of and including the Closing Date, the Company: (i) shall have performed all material obligations required to be performed by it under, and shall not be in material default under or in material violation of any Employee Benefit Plan; and (ii) shall have made all contributions or payments required to be made by it up to and including the Closing Date with respect to each Employee Benefit Plan, or adequate accruals (including accruals for 401(k) match, if any) therefor have been provided for and are reflected on the Financial Statements provided to Parent by the Company. All notices, filings and disclosures required by ERISA or the Code (including notices under Section 4980B of the Code and certifications under the Health Insurance Portability and Accountability Act) have been timely made.

(g) The Company has not received written notice of, nor is aware of any Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or against any fiduciary of any Employee Benefit Plan, and to the knowledge of the Company, there are no facts that could give rise to any such Proceeding.

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(h) There are no complaints, charges or claims against the Company pending or, to the Company’s knowledge, threatened to be brought by or filed with any Governmental Authority and no facts exist as a result of which the Company could have any liability resulting in a Company Material Adverse Effect based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee.

(i)(i) No Employee Benefit Plan is an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or otherwise invests in Company Capital Stock; and (ii) except as set forth on Section 2.18(i) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (x) entitle any employee or former employee of the Company to any payment, (y) result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or former employee or (z) result in any parachute payment under Section 280G of the Code. The Company will take all actions within its control to ensure that all actions required to be taken by a fiduciary of any Employee Benefit Plan in order to effectuate the transactions contemplated by this Agreement shall comply with the terms of such Plan, ERISA and other applicable Laws.

(j) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (through insurance or otherwise) with respect to any employee or former employee of the Company beyond their retirement or other termination of service other than: (i) coverage mandated by applicable Law; (ii) retirement or death benefits under any Pension Plan; (iii) disability benefits under any welfare plan that have been fully provided for by insurance or otherwise; (iv) deferred compensation benefits accrued as liabilities on the consolidated books of the Company; or (v) benefits in the nature of severance pay.

(k) No Employee Benefit Plan is a “multiple employer plan” as described in Section 3(40) of ERISA or Section 413(c) of the Code.

(l) No Employee Benefit Plan, other than a Pension Plan, is funded through a trust intended to be exempt from tax pursuant to Section 501 of the Code.

(m) The Company has not proposed, agreed to or announced any changes to any Employee Benefit Plan that would cause a material increase in benefits under any such Employee Benefit Plan (or the creation of new benefits or plans) or any change to employee coverage which would cause a material increase in the expense of maintaining any such plan.

(n) The Company has made available to Parent a true and complete list of each current or former employee, officer or director of the Company who holds a Company Option, together with the number of shares of Company Capital Stock subject to such option, the option price of such option (to the extent determinable), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option; (ii) any shares of Company Capital Stock that are restricted as a result of an agreement with the Company or the stock plan of the Company; and (iii) any other right, directly

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or indirectly, to receive Company Capital Stock or any other compensation based in whole or in part on the value of Company Capital Stock, together with the number of shares of Company Capital Stock subject to such right.

(o) Section 2.18(o) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $50,000; and (ii) all agreements with respect to the services of independent contractors or leased employees who are individuals or individuals doing business in a corporate form whether or not they participate in any of the Employee Benefit Plans obligating the Company to make annual cash payments in an amount exceeding $50,000.

2.19 LABOR RELATIONS

Except as set forth on Section 2.19 of the Company Disclosure Schedule:

(a) The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

(b) No collective bargaining agreement with respect to the business of the Company is currently in effect or being negotiated. The Company has not encountered any attempt by any labor union or collective bargaining organizing activity to make the Company conform to the demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Company. The Company has no obligation to negotiate any such collective bargaining agreement.

(c) To the knowledge of the Company, there are no labor strikes, slowdowns or work stoppages pending or threatened with respect to the employees of the Company.

(d) There is no representation claim or petition pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any state or local labor agency.

(e) There are no complaints or charges pending, or to the knowledge of the Company, threatened against the Company before the National Labor Relations Board or any state or local labor agency.

(f) To the knowledge of the Company, no charges with respect to or relating to the business of the Company are pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices.

(g) Section 2.19(g) of the Company Disclosure Schedule accurately sets forth all unpaid severance which, as of the date hereof, is due, or claimed in writing to be due, from the Company to any Person whose employment with the Company has been terminated.

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(h) The Company has not received written notice that any Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation of the Company, and, to the knowledge of the Company, no such investigation is in progress as of the date hereof.

(i) Neither the Company, nor to the knowledge of the Company, any employee of the Company is in violation in any material respect of any employment agreement, non-disclosure agreement or non-compete agreement regarding an employee’s employment with the Company.

(j) To the knowledge of the Company, the Company is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

(k) The Company does not have and will not have as of the Closing Date, any contingent liabilities for sick leave, vacation, holiday pay, severance pay or similar items not set forth in the Most Recent Financial Statements, except for such obligations incurred in the ordinary course of business and consistent with past practices.

2.20 INTELLECTUAL PROPERTY

(a) Rights. The Company owns all right, title and interest in and to the Intellectual Property (or otherwise possessed licenses or other legally valid and enforceable rights to use the Intellectual Property) set forth in Section 2.20(a) of the Company Disclosure Schedule (the “Company Intellectual Property”), and the Company may assign its rights in the Company Intellectual Property as contemplated by this Agreement. The Company has made all necessary filings and recordations with the appropriate Governmental Authority to secure and maintain its rights in the Company Intellectual Property.

(b) Agreements. Section 2.20(b) of the Company Disclosure Schedule contains a true, correct and complete list of all material Contracts pursuant to which the Company is licensing Intellectual Property to third Persons or by which the Company has in-licensed Intellectual Property from third Persons (excluding standard end user agreements for off-the-shelf software or other equipment acquired in the normal course of business). Other than as set forth on Section 2.20(b) of the Company Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in material breach of any Contract listed on Section 2.20(b) of the Company Disclosure Schedule. Each license of Intellectual Property to the Company listed in Section 2.20 of the Company Disclosure Schedule is valid, subsisting, and enforceable, and shall continue in effect upon consummation of the transactions contemplated by this Agreement.

(c) Patents. (i) Section 2.20(c) of the Company Disclosure Schedule contains a true, correct and complete list of all Patents owned by the Company; (ii) except as set forth on Section 2.20(c) of the Company Disclosure Schedule, to the knowledge of the Company, all such Patents are valid and subsisting and all maintenance fees, annuities and the like necessary to maintain the rights of Company in such Patents have been paid to the appropriate Governmental Authority; (iii) except as set forth on Section 2.20(c) of the Company Disclosure Schedule, to the knowledge of the Company, no Person is currently infringing such Patents; (iv) except as set

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forth on Section 2.20(c) of the Company Disclosure Schedule, none of such Patents has been challenged or threatened in any way by any Person, and, to the knowledge of the Company, none of the products sold or offered for sale by the Company (nor any component thereof) infringes or is alleged to infringe any Intellectual Property rights of any Person; and (iv) all products sold or offered for sale by the Company have been marked with patent notice markings as required by law.

(d) Trademarks. (i) Section 2.20(d) of the Company Disclosure Schedule contains a true, correct and complete list of all registered Marks owned by the Company; (ii) except as set forth on Section 2.20(d) of the Company Disclosure Schedule, all such Marks are valid and subsisting; (iii) except as set forth on Section 2.20(d) of the Company Disclosure Schedule, to the knowledge of the Company, no Person is currently infringing such Marks; (iv) the Company has received no written notice from any Person challenging the validity of such Marks; and (v) to the Company’s knowledge, all of Company’s current uses of such registered Marks are in conformance with applicable statutory and common law.

(e) Copyrights. (i) Section 2.20(e) of the Company Disclosure Schedule contains a true, correct and complete list of all registered Copyrights and software owned by the Company; (ii) except as set forth on Section 2.20(e) of the Company Disclosure Schedule, to the knowledge of Company, all such registered Copyrights owned by the Company are valid and subsisting; (iii) except as set forth on Section 2.20(e) of the Company Disclosure Schedule, to the knowledge of the Company, no Person is currently infringing such Copyrights; and (iv) the Company has received no written notice from any Person that the registered Copyrights owned by the Company infringe the copyrights of third Persons.

(f) Trade Secrets. The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. To the knowledge of the Company, its Trade Secrets have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. None of such Trade Secrets is subject to any material adverse claim or, to the knowledge of the Company, has been challenged or threatened by any Person in any way. Appropriate policies are in place to ensure the continued secrecy, confidentiality and value of such Trade Secrets, including but not limited to appropriate confidentiality provisions in agreements executed by employees, contractors, joint venturers and any and all Persons potentially or actually having access to such Trade Secrets.

(g) No Restrictions. To the knowledge of the Company, no Company Intellectual Property is subject to any outstanding Order, Proceeding (other than pending applications for patents, trademark registration or copyright registration) or stipulation restricting in any manner the licensing, transfer or assignment thereof by the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Company Intellectual Property.

(h) Nondisclosure. All current and former employees, contractors, agents and consultants of the Company who are or were involved in the creation or development of any Company Intellectual Property have executed a nondisclosure and assignment of inventions agreement in a form sufficient to protect the confidentiality of Company’s Trade Secrets and to

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vest in the Company exclusive ownership of the Company Intellectual Property created or developed by such employees, contractors, agents and consultants in the course of their work for the Company. To the knowledge of the Company, no employee, contractor, agent or consultant of the Company has used any Trade Secrets or other confidential information of any other Person in the course of their work for the Company, except to the extent authorized by such other Person. The Company does not have any written or oral agreements with employees, contractors, agents or consultants with respect to the ownership of Company’s Trade Secrets or other Company Intellectual Property created by them in the course of their work for the Company as a result of which any such employee, contractor, agent or consultant may have nonexclusive rights to portions of such Trade Secrets or Company Intellectual Property so created by such individual.

(i) Agency Conflicts. To the knowledge of the Company, no officer, employee, contractor, agent or consultant of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement, or any other similar contract or agreement or any restrictive covenant with a third Person, where such violation relates to the right of any such officer, employee, contractor, agent or consultant (a) to be employed or engaged by the Company because of the nature of the business conducted by the Company or (b) to the use of such third Person’s Trade Secrets, and to the Company’s knowledge and belief, the continued employment or retention of its officers, employees, contractors, agents or consultants does not subject the Company to any liability with respect to any of the foregoing matters.

(j) Intellectual Property Escrow. Except as set forth on Section 2.2(j) of the Company Disclosure Statement, the Company has not deposited, nor is obligated to deposit, any item of Company Intellectual Property into any escrow or similar arrangement and the Company is not under any contractual or other obligation to disclose any material proprietary information included in or relating to its products.

2.21 CERTAIN PAYMENTS

Neither the Company nor any stockholder, director, officer, agent or employee of the Company, or to the knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services in violation of the Foreign Corrupt Practices Act or any similar Law (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions, or for special concessions already obtained, or in respect of the Company or any affiliate of the Company; or (b) established or maintained any fund or asset of the Company that has not been recorded in the consolidated books and records of the Company.

2.22 RELATIONSHIPS WITH RELATED PERSONS

Except pursuant to their status as a Company Stockholder, no Company Stockholder, Affiliate, officer, director or employee of the Company, nor any spouse or child of any of them or any Person associated with any of them (a “Related Person”), has any interest in any assets or

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properties used in or pertaining to the business of the Company. No Company Stockholder, Affiliate, officer, director or employee of the Company or any Related Person is indebted to the Company and neither is the Company indebted (or committed to make loans or extend or guaranty credit) to any of them other than: (a) reimbursement for reasonable expenses incurred on behalf of the Company; or (b) for other standard employee benefits made generally available to all employees (including any Company Option Plans). None of the Company Stockholders, Affiliates, officers, directors or employees of the Company nor any Related Person has owned, directly or indirectly, whether on an individual, joint or other basis, any equity interest or any other financial or profit interest in a Person (other than less than two percent (2%) of the outstanding capital stock of a Person subject to the reporting requirements of the Exchange Act) that has: (a) had business dealings with the Company, or (b) engaged in competition with the Company. Except as set forth on Section 2.22 of the Company Disclosure Schedule, no Company Stockholder, Affiliate, officer, director or employee of the Company nor any Related Person is a party to any Contract with, or has any claim or right against, or owes any amounts to, the Company.

2.23 BROKERS OR FINDERS

Except as set forth on Section 2.23 of the Company Disclosure Schedule, neither the Company nor any of its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

2.24 CUSTOMER RELATIONSHIPS

Section 2.24 of the Company Disclosure Schedule sets forth a true, complete and correct listing of the twenty (20) largest customers of the Company (the “Customers”) (based upon the amounts for which each such Customer was invoiced during the year ended December 31, 2006. Except as set forth on Section 2.24 of the Company Disclosure Schedule, to the knowledge of the Company, there are no facts or circumstances, including the consummation of the transactions contemplated by this Agreement, that are reasonably likely to result in the loss of any Customer or a material change in the relationship of the Company with any Customer.

2.25 SUPPLIERS

Section 2.25 of the Company Disclosure Schedule sets forth for the year ended December 31, 2006, the names of the ten (10) largest suppliers to the Company (the “Suppliers”) based on the aggregate value of raw materials and supplies ordered by the Company relating to the manufacture or production of the Company’s products. Except as set forth on Section 2.25 of the Company Disclosure Schedule, as of the date hereof, no such Supplier has given the Company written notice of the termination or any material change in the terms of its business relationship with the Company, or that such Supplier has discontinued or intends to discontinue manufacturing a product used by the Company.

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2.26 INVENTORIES

The Company does not have any purchase orders (i) outstanding for raw materials or parts that may not be cancelled or otherwise modified or reduced without penalty and that (ii) obligate the Company to purchase raw materials or parts for a period longer than six (6) months.

2.27 PRODUCT WARRANTIES; PRODUCT LIABILITY

Attached to Section 2.27 of the Company Disclosure Schedule are complete and correct copies of the standard terms and conditions of sale for each of the Company’s products containing applicable guaranty, warranty and indemnity provisions. Except as required by Law or as set forth in such standard terms and conditions, no product manufactured, sold, leased or delivered by, or service rendered by or on behalf of the Company is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. Except as set forth in Section 2.27 of the Company Disclosure Schedule, there are no existing or, to the knowledge of the Company, threatened claims, against the Company for services or merchandise which are defective or fail to meet any service or product warranties other than in the ordinary course of business consistent with past experience. Except as set forth in Section 2.27 of the Company Disclosure Schedule, no claim has been asserted against the Company since January 1, 2003 for renegotiation or price redetermination of any completed business transaction. The products of the Company are free from known significant defects and, to the knowledge of the Company, conform in all material respects to the specifications, documentation and sample demonstration furnished to the Company’s customers and made available to Parent.

2.28 FDA AND REGULATORY MATTERS; CLINICAL TRIALS

(a) With respect to the products of the Company: (i) (A) the Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, including, without limitation, the CE Mark, to permit the manufacture, labeling, sale, distribution and promotion of such products in jurisdictions where it currently conducts such activities (the “Activities to Date”) with respect to each such product (collectively, the “Company Approvals”), (B) the Company is in compliance in all material respects with all terms and conditions of each Company Approval and with all applicable Laws pertaining to the Activities to Date with respect to each product of the Company which is not required to be the subject of a Company Approval, (C) the Company is in compliance in all material respects with all applicable Laws regarding registration, license and certification for each site at which the products of the Company are labeled, sold, or distributed, and (D) to the extent that any product of Company has been exported from the United States, the Company exporting such Company Product, has exported such product in compliance in all material respects with applicable Law; (ii) all manufacturing operations performed by or on behalf of the Company have been and are being conducted in all material respects in compliance with applicable Quality Systems regulations of the FDA and, to the extent applicable to the Company, counterpart regulations in the European Union and all other countries where compliance is required; and (iii) the Company is in compliance in all material respects with all applicable reporting requirements for all Company Approvals or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable Law.

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(b) Section 2.28(b) of the Company Disclosure Schedule sets forth a list of all adverse event reports related to the Company Products filed by the Company, including any Medical Device Reports (as defined in 21 CFR 803).

(c) Except as set forth in Section 2.28(c) of the Company Disclosure Schedule, the Company has not received any written notice or other written communication from the FDA or any other Governmental Authority: (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Company Products; or (ii) otherwise alleging any violation of any Laws by the Company.

(d) Except as set forth in Section 2.28(d), there have been no recalls, safety alerts, seizures, market withdrawals or adverse regulatory enforcement actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the products of the Company, including any facilities where any products of the Company are produced, processed, packaged or stored.

(e) The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

2.29 FINANCIAL SERVICE RELATIONS AND POWERS OF ATTORNEY

All of the arrangements that the Company has with any bank depository institution or other financial services entity are described on Section 2.29 of the Company Disclosure Schedule, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the current balance as of the date reported, banking institution and Person or Persons authorized in respect thereof. Except as set forth on Section 2.9 of the Company Disclosure Schedule, the Company does not have any outstanding power of attorney.

2.30 COMPANY ACTION

(a) The Board of Directors of the Company, at a meeting duly called and held, or through an action by written consent, unanimously has: (i) determined that the Merger is fair and in the best interests of the Company and its stockholders; (ii) approved the Merger in accordance with the provisions of the DGCL; (iii) approved this Agreement, the transactions contemplated hereby, the First Certificate of Merger, the Second Certificate of Merger and the Transaction Documents to which the Company is a party; (iv) authorized the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party; (v) authorized the execution, delivery and filing of the First Certificate of Merger and the Second Certificate of Merger with the Delaware Secretary of State; and (vi) directed that this Agreement, the transactions contemplated hereby and the Merger be submitted to the Company Stockholders for their approval and resolved to recommend that the Company Stockholders vote in favor of the approval of this Agreement, the transactions contemplated hereby and the Merger.

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(b) The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203), to the extent applicable, will not apply to the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

2.31 OUTSTANDING INDEBTEDNESS

Section 2.31 of the Company Disclosure Schedule sets forth as of June 1, 2007, (a) the amount of all Indebtedness for Borrowed Money of the Company then outstanding (including (i) the interest rate and prepayment penalty applicable thereto, (ii) any Encumbrances or Liens which relate to such indebtedness, and (iii) the name of the lender or the other payee of each such indebtedness); (b) the amount of all lending and commitments to lender; and (c) the amount of all guarantees or sureties of the Company with respect to the obligations of any Person. Complete and accurate copies of all such agreements have been delivered to the Parent. The Company is not in default with respect to any Indebtedness for Borrowed Money or any instrument relating thereto, nor is there any event which, with the passage of time or giving notice or both, would result in any default in any material respect thereunder.

2.32 REGULATORY CORRESPONDENCE

The Company has made available to the Parent true and correct copies of all material written correspondence from and to any federal, government or regulatory agencies or bodies since January 1, 2002 with respect to Activities to Date regarding Company Approvals.

2.33 INFORMATION SUPPLIED BY THE COMPANY

The information supplied by the Company for inclusion in the application (the “Permit Application”) for issuance of a permit pursuant to Section 25121 of the California Code (the “California Permit”) for the qualification of the Merger Shares shall not either at the time the Fairness Hearing is held or the time the qualification of such securities is effective under Section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Permit Application.

2.34 HSR ACT

(a) For purposes of determining the applicability of the filing requirements of the HSR Act, the Company is its own “ultimate parent entity”.

(b) The Company has assets of less than $12,000,000 as of the last regularly prepared balance sheet of the Company and does not have annual net sales of $119,600,000 or more as of the Company’s audited statement of operations for the fiscal year ended December 31, 2006.

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(c) The Company only resells finished goods and does not produce any of the goods its sells nor does it control any manufacturer of the goods the Company sells nor does it assemble component parts into finished goods and as such does not derive any sales or revenues anywhere in the world from products within industries covered by NAICS Codes 31-33, and therefore is not “engaged in manufacturing” for purposes of the HSR Act and 16 C.F.R. Section 801.1.

2.35 DISCLOSURE

To the knowledge of the Company, no representation or warranty of the Company in this Agreement, as modified by statements in the Company Disclosure Schedule, is inaccurate in any material respect or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PARENT

AND MERGER SUB

Except as set forth on the Parent disclosure schedule attached hereto as Exhibit G, which shall be delivered by the Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), the Parent, Merger Sub 1 and Merger Sub 2 hereby make the following representations and warranties contained in this Article 3 to the Company as of the date hereof and as of the Closing Date. The Parent Disclosure Schedule is arranged and numbered to correspond to the numbered and lettered paragraphs contained in this Article 3. Unless otherwise specified herein, disclosure made in any particular Section of the Parent Disclosure Schedule shall be deemed made in any other Section or Sections of the Parent Disclosure Schedule to which the relevance of such disclosure is readily apparent from the text of such disclosure.

3.1 ORGANIZATION AND GOOD STANDING

(a) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The Parent is duly qualified to do business and is in good standing as a foreign corporation under the Laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so licensed or qualified would not have a Parent Material Adverse Effect.

(b) Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub 1 is duly qualified to do business and is in good standing as a foreign corporation under the Laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Merger Sub 1 has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

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(c) Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub 2 is duly qualified to do business and is in good standing as a foreign corporation under the Laws of each state or other jurisdiction in which either the ownership or use of the assets or properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Merger Sub 2 has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

3.2 AUTHORITY; NO CONFLICT

(a) Each of Parent, Merger Sub 1 and Merger Sub 2 has all necessary corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, to consummate the Merger and the other transactions contemplated hereby and thereby and to perform its obligations under this Agreement and each of the Transaction Documents to which it is or will be a party. This Agreement has been duly authorized, approved, executed and delivered by each of Parent, Merger Sub 1 and Merger Sub 2 and constitutes the legal, valid and binding obligation of the Parent, Merger Sub 1 and Merger Sub 2, enforceable against the Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms, except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of the Transaction Documents to which each of the Parent, Merger Sub 1 and Merger Sub 2 is or will be a party has been duly authorized and approved, as applicable, and upon the execution and delivery by the Parent, Merger Sub 1 and Merger Sub 2 of such Transaction Documents, such Transaction Documents will constitute a legal, valid and binding obligation of the Parent, Merger Sub 1 and Merger Sub 2, as applicable, enforceable against the Parent, Merger Sub 1 and Merger Sub 2 as applicable, in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(b) Except for the filing of the Permit Application and the issuance of the Fairness Approval by the California Department of Corporations, the filing and effectiveness of the Registration Statement (if required), any filings, notices, consents or approvals required under any antitrust Law (and all regulations promulgated thereunder) in connection with the transactions contemplated hereunder, and except as set forth on Section 3.2(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document by the Parent, Merger Sub 1 or Merger Sub 2, nor the consummation or performance by the Parent, Merger Sub 1 or Merger Sub 2 of the Merger or any of the other transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation or breach of: (w) any provision of the Organizational Documents of the Parent, Merger Sub 1 or Merger Sub 2, (x) any resolution adopted by the board of directors or the stockholders of the Parent, Merger Sub 1 or Merger Sub 2, (y) any Law or Order applicable to the Parent, Merger Sub 1 or Merger Sub 2 or any of their assets or properties, or (z) any Governmental Permit which is held or used by the

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Parent, Merger Sub 1 or Merger Sub 2, excluding from clauses (y) and (z) any contravention, conflict, violation or breach which would not, either individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude the Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the Merger or the transactions contemplated hereby;

(ii) result in a breach of or constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, or require the consent, authorization or approval of or any notice to or filing with any third Person, under any material Contract or debt instrument to which the Parent, Merger Sub 1 or Merger Sub 2 is a party, or to which its or their assets or properties are bound or require the consent, authorization or approval of or any notice to or filing with any Governmental Authority to which either the Parent, Merger Sub 1, Merger Sub 2 or their respective assets or properties are subject except for any breaches, defaults, rights of termination, cancellation or acceleration, entitlements, consents, approvals, notices or filings which would not, either individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or preclude the Parent’s, Merger Sub 1’s or Merger Sub 2’s ability to consummate the Merger or the transactions contemplated hereby; or

(iii) result in the imposition or creation of any Encumbrance or Lien upon or with respect to any of the assets or properties owned or used by Parent or Merger Sub.

3.3 CAPITALIZATION; MERGER SHARES

(a) The authorized capital stock of the Parent consist of: (i) 90,000,000 shares of Parent Common Stock, of which 53,937,292 were issued and outstanding as of June 11, 2007, and (ii) 1,622,685 shares of preferred stock, $0.01 par value per share, of which as of the date of this Agreement no shares are issued or outstanding. Each outstanding share of Parent Common Stock has one associated Parent Purchase Right pursuant to the Rights Agreement. All of the authorized and issued capital stock of Merger Sub 1 are owned of record and beneficially by the Parent. All of the outstanding units of Merger Sub 2 are owned of record and beneficially by the Parent.

(b) As of May 26, 2007, 3,974,796 shares were reserved for issuance pursuant to Parent’s stock option and stock purchase plans, of which 3,002,636 are issuable upon the exercise of outstanding, unexercised stock options granted pursuant to Parent’s stock option and stock purchase plans (the “Parent Options”). Except for the Parent Options and Parent Purchase Rights, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent, including the Merger Shares.

(c) The Merger Shares issuable in the Merger have been duly authorized and upon issuance will be validly issued, fully paid and nonassessable. Each Merger Share to be issued at the Effective Time will be accompanied by an associated Parent Purchase Right.

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3.4 FILINGS WITH THE SEC

(a) Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, and has previously provided or made available to the Company true and complete copies of all reports filed by the Parent with the SEC since September 1, 2005 (the “Parent SEC Reports”).

(b) As of their respective filing dates, the Parent SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) applicable to such Parent SEC Reports on the respective filing dates thereof (the “SOX Act”). Each Parent SEC Report, when filed did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Except as set forth on Section 3.4 of the Parent Disclosure Schedule, the Parent SEC Reports, as of the date hereof, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each of the Parent financial statements (including the related footnotes) included in the Parent SEC Reports complied at the time it was filed in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods covered thereby except as otherwise noted therein, and subject, in the case of any unaudited interim financial statements included therein, to normal year-end adjustments and an absence of complete footnotes.

3.5 BROKERS OR FINDERS

Except as set forth on Section 3.5 of the Parent Disclosure Schedule, the Company will not be liable for any obligation created by the Parent or any Subsidiary of the Parent or any of their agents for brokerage or finders’ fees or agents’ commissions or financial advisory services or other similar payment in connection with this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

3.6 PARENT STOCKHOLDER VOTE REQUIRED

As of the date hereof, no vote of any class or series of the Parent’s capital stock is necessary to adopt or approve this Agreement, the Merger and the other transactions contemplated hereby.

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ARTICLE 4. COVENANTS

The parties, as applicable, hereby covenant and agree as follows:

4.1 SPIN-OFF TRANSACTION

Prior to the Closing, the Company shall incorporate a Delaware corporation as a wholly-owned subsidiary of the Company (“Spin-Co”), and upon and simultaneous with the Closing, the Company and Spin-Co shall enter into and consummate the transactions contemplated by the Contribution Agreement in the form attached hereto as Exhibit H the final form of which shall be reasonably acceptable to the Parent (the “Contribution Agreement”), pursuant to which the Company shall contribute the Brachytherapy Assets to Spin-Co in exchange for capital stock of Spin-Co and Spin-Co shall assume the Brachytherapy Liabilities and Brachytherapy Contracts, and the Company shall issue a dividend of the capital stock of Spin-Co to each holder of a share of Company Capital Stock as set forth in the Contribution Agreement (the “Spin-off Transaction”). In connection with the Spin-off Transaction, upon and simultaneous with the Closing, the Parent shall make the Spin-Co Investments pursuant to a Stock Purchase Agreement in substantially the form attached hereto as Exhibit N (the “Parent Investment Agreement”).

4.2 NORMAL COURSE

From the date hereof until the Effective Time, except as expressly contemplated by the Contribution Agreement, the Company shall: (a) maintain its corporate existence in good standing; (b) maintain in effect all of its presently existing insurance coverage (or substantially equivalent insurance coverage); (c) exercise commercially reasonable efforts to preserve intact, in all material respects, its business organization, preserve its goodwill and the confidentiality of its Trade Secrets, keep available to the Company the services of its current officers and employees and preserve their present material business relationships with their collaborators, licensors, customers, suppliers and other Persons with which the Company has material business relations; and (d) except as otherwise prohibited by Section 4.3 hereof, in all material respects conduct its business (including the sale of the Company’s products) only in the usual and ordinary manner, including the performance of all Contracts, consistent with past practice.

4.3 CONDUCT OF BUSINESS

From the date hereof until the Effective Time, the Company shall not, except as expressly contemplated by this Agreement or the Contribution Agreement, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Parent, which consent shall not be unreasonably withheld:

(a) Accelerate, amend or change the period of exercisability of any outstanding Company Derivative Security or restricted stock granted under any Company Option Plan or authorize cash payments in exchange for any Option granted under any of such plans;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any shares of Company Capital Stock, or split, combine or reclassify any shares of Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or purchase or otherwise acquire, directly or indirectly, any shares of Company Capital stock (other than repurchases of Company Common Stock from employees, directors or consultants in connection with the termination of services pursuant to Company repurchase rights at repurchase prices per share equal to the lesser of the purchase price paid for such share or the fair market value thereof as determined by the Board of Directors of the Company);

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(c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or securities convertible into shares of Company Capital Stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the conversion of the Preferred Stock outstanding on the date of this Agreement or upon exercise of conversion of Company Derivative Securities;

(d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory, supplies and other items, in each case, in the ordinary course of business consistent with past practice);

(e) Sell, lease, license or otherwise dispose of any of its properties or assets having a value in excess of $25,000, except for sales of inventory or products, in each case, in the ordinary course of business consistent with past practice;

(f)(i) Other than for the payment of cash bonuses in an aggregate amount not to exceed $400,000, increase or agree to increase the compensation (including salary, bonus, benefits or other remuneration) payable or to become payable to any stockholder, director, officer, consultant, agent, sales representative or employee except for increases in accordance with existing contractual commitments, with the approval of Parent, all of which are disclosed on the Company Disclosure Schedule (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreements with, any employees or officers, other than (x) the payment of severance or termination pay in accordance with any existing contractual commitments (unless such contractual commitments are being modified or terminated at or prior to the Closing) or the terms of any Employee Benefit Plan and (y) subject to subparagraph (v) below, entering into employment agreements with new employees in the ordinary course of business consistent with past practice, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend (except as may be required by law) or increase any benefits under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination or severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, or (v) forgive any indebtedness of any employee to Company;

(g) Pay any bonuses, salaries or other compensation to any stockholder, director, officer, consultant, agent, sales representative or employee (except in the ordinary course of business consistent with past practice);

(h) Terminate the employment of any officer of the Company other than for cause;

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(i) Amend or propose to amend any of the Company Organizational Documents (other than as reasonably necessary to facilitate the dividend of the capital stock of Spin-Co);

(j) Make any loans to any Person or guarantee any debt securities of others (other than as a result of the endorsement of checks for collection and for advances for employee reimbursable expenses and extensions of credit in connection with the sale of products, in each case in the ordinary course of business consistent with past practice);

(k) Initiate, compromise, or settle any material litigation or arbitration proceeding;

(l) Modify, amend or terminate any Contract required to be listed on Schedule 2.14 (other than any immaterial modification or amendment in the ordinary course of business consistent with past practice), or waive, release or assign any material rights or claims, including any write-off or other compromise of any accounts receivable of Company;

(m) Make or rescind any Tax election, settle or compromise any material Tax liability or amend any Tax return;

(n) Change its methods of accounting as in effect at December 31, 2006, except as required by GAAP;

(o) Make or commit to make any capital expenditures exceeding $50,000 individually or in the aggregate;

(p) Enter into any new license for any Intellectual Property rights to or from any third Person other than in the ordinary course of business consistent with past practice;

(q) Revalue any of the significant assets of Company, including the writing down of inventory other than in the ordinary course of business consistent with past practice;

(r) Close any Facility;

(s) Invest funds in debt securities or other instruments maturing more than 90 days after the date of investment;

(t) Fail to timely pay accounts payable and other obligations in the ordinary course of business in a manner consistent with past practice or accelerate the payment of any accounts receivable other than in the ordinary course of business in a manner consistent with past practice;

(u) Mortgage or pledge any of its property or assets or subject any such assets to any security interest, lien or other Encumbrance;

(v) Hire any employees or retain any consultants other than non-management or non-supervisory personnel in the ordinary course of business;

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(w) Make any payment or other distribution to any Affiliate of the Company except for normal employment compensation consistent with past practices;

(x) Create, incur, assume or otherwise become liable for any Indebtedness for Borrowed Money in an aggregate amount in excess of $25,000, or guarantee or endorse any obligation or the net worth of any Person, except for endorsements of negotiable instruments for collection in the ordinary course of business;

(y) Create, incur, assume or otherwise become liable for any material contingent liability as guarantor or otherwise with respect to the obligations of others;

(z) Pay, discharge or satisfy any obligation or liability, absolute, accrued, contingent or otherwise, that is not yet due, or, in an aggregate amount in excess of $25,000 (other than in the ordinary course of business in a manner consistent with past practice or as is otherwise indicated on the Company Disclosure Schedule);

(aa) Fail to maintain product inventories of at least $500,000; or

(bb) Take, or agree in writing or otherwise to take, any of the actions described in paragraphs (a) through (aa) above.

4.4 STOCKHOLDER APPROVAL

As promptly as practicable, but in no event more than two (2) business days after the receipt of the Fairness Approval or after the Registration Statement is declared effective by the SEC pursuant to the Securities Act, the Company shall submit this Agreement and the transactions contemplated hereby to the Company Stockholders for approval and adoption as provided by the DGCL and the Company’s Organizational Documents. The Company shall not include in any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) any information with respect to Parent, the form and content of which shall not have been approved by Parent prior to such inclusion, which approval shall not be unreasonably withheld. All information delivered to the Company Stockholders in connection with obtaining the Stockholder Approval and any other notices required to be delivered to Company Stockholders in accordance with the DGCL shall be accurate and complete in all material respects as of the date of its delivery to the Company Stockholders. The Company shall use its commercially reasonable efforts to obtain the consent of the Company Stockholders to approve the Merger and this Agreement and each other transaction contemplated hereby which requires such approval, and to enable the Closing to occur as promptly as practicable following the distribution of the Soliciting Materials. The Company and the Parent shall mutually agree as to whether the approval of this Agreement and the Merger and the transactions contemplated hereby by the Company Stockholders shall be sought by written consent. The Company shall, through its Board of Directors, recommend to the Company Stockholders, that they approve and adopt this Agreement, the Merger and the other transactions contemplated hereby; provided however, that in the event of a Company Takeover Proposal, the Board of Directors of the Company may withdraw or modify such recommendation if (but only if): (i) the Board of Directors of the Company has received a Company Superior Proposal; and (ii) the Company has complied with the provisions of Section 4.7.

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4.5 CERTAIN FILINGS

The Company shall cooperate with the Parent with respect to all filings with Governmental Authorities that are required to be made by the Company to carry out the transactions contemplated by this Agreement. The Company shall assist the Parent, Merger Sub 1 and Merger Sub 2 in making all such filings, applications and notices as may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required or which the Parent may reasonably request in connection with the consummation of the transactions contemplated hereby.

4.6 NOTIFICATION OF CERTAIN MATTERS

(a) The Company shall promptly notify Parent of: (i) the occurrence or non-occurrence of any fact or event of which the Company has knowledge which would be reasonably expected to (x) to cause any representation or warranty of the Company contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time, or (y) to cause any covenant, condition or agreement of the Company in this Agreement not to be complied with or satisfied in any material respect; and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of the Company, or the right of the Parent, Merger Sub 1 and Merger Sub 2 to rely thereon, or the conditions to the obligations of the Parent, or the remedies available hereunder to the Parent. The Company shall give prompt notice to the Parent of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

(b) The Parent shall promptly notify the Company of: (i) the occurrence or non-occurrence of any fact or event of which the Parent has knowledge which would be reasonably expected to (x) to cause any representation or warranty of the Parent, Merger Sub 1 or Merger Sub 2 contained in this Agreement to be untrue or incorrect in any material respect at any time from the date hereof to the Effective Time or (y) to cause any covenant, condition or agreement of the Parent, Merger Sub 1 or Merger Sub 2 or in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Parent, Merger Sub 1 or Merger Sub 2 to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of Parent, Merger Sub 1 or Merger Sub 2, or the right of the Company to rely thereon, or the conditions to the obligations of the Company, or the remedies available hereunder to the Company. The Parent shall give prompt notice to the Company of any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

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4.7 NO SOLICITATION

(a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article 9, the Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another Person: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate a Company Takeover Proposal; or (ii) participate in any discussions or negotiations with any Person regarding any Company Takeover Proposal (except for the sole purpose of notifying such Person of the existence of these provisions).

(x) Notwithstanding the foregoing, at any time prior to obtaining the approval of the Company Stockholders of this Agreement, and the Merger or the transactions contemplated by this Agreement, the Company may, in response to a Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 4.7(a), (i) if, and only if, and only for so long as, this Agreement has not been previously filed by the Parent with the SEC, request from the Person making such a Company Takeover Proposal such information as may be reasonably necessary for the Board of Directors to inform themselves as to the material terms of such Company Takeover Proposal without participating in any substantive discussions or negotiations with respect to such Company Takeover Proposal and for the sole purpose of determining whether such Company Takeover Proposal is reasonably likely to lead to a Company Superior Proposal and if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company Stockholders under applicable Law, the Company may, in response to a unsolicited bona fide Company Takeover Proposal, which the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, is reasonably likely to lead to a Company Superior Proposal, and which is made known to or received by the Company prior to the obtaining of the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to Section 4.4, and subject to providing prior written notice of its decision to take such action to the Parent pursuant to paragraph (c) below, (A) furnish information with respect to the Company to the Person making such Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel, the terms of which are no more favorable to such Person than the Confidentiality Agreement) and (B) participate in discussions or negotiations regarding such Company Takeover Proposal (a “Company Takeover Response”). Notwithstanding the foregoing, for purposes of this Agreement, the term “Company Takeover Response” shall not include the following: (i) any Company response to an unsolicited Company Takeover Proposal which does nothing more than provide to the party making such unsolicited Company Takeover Proposal (an “Interested Acquiror”) copies of this Agreement prior to the time that this Agreement is publicly filed as an exhibit to the Parent’s SEC filings; (ii) if in response to a specific request made by an Interested Acquiror, the Company’s independent financial advisor and/or its legal counsel engages in non-substantive discussions with such Interested Acquiror for the sole purpose of clarifying the procedural requirements set forth in this Agreement to be followed by such Interested Acquiror, the Company’s Board of Directors and the Company Stockholders in order to consummate such Interested Acquiror’s Company

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Takeover Proposal; provided, however, that upon such Interested Acquiror’s receipt of such information requested by the Interested Acquiror, the Company shall not be permitted to engage in any further communications with such Interested Acquiror except to the extent permitted by this Section 4.7; or (iii) the provision by the Company of financial information or other information regarding the Company pursuant to a contractual obligation of the Company existing as of the date hereof if, and only if, the party receiving such information from the Company is a party to such contractual obligation and such party is not a Person making a Company Takeover Proposal.

(b) Except as expressly permitted by this Section 4.7, neither the Company nor the Board of Directors of the Company nor any committee thereof shall: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation to the Company Stockholders by such Board of Directors or any committee thereof of this Agreement, the Merger or the transactions contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any express or implied letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to Section 4.4, the Board of Directors of the Company, to the extent that it determines in good faith, after consultation with its outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company Stockholders under applicable law, may (subject to this and the following sentences) do any of the foregoing, but only at a time that is after the fifth business day following the Parent’s receipt of written notice from the Company advising the Parent that the Board of Directors of the Company is prepared to recommend a Company Superior Proposal, specifying the terms and conditions of such Company Superior Proposal and identifying the Person making such Company Superior Proposal. During the five (5) business day period following the Parent’s receipt of written notice from the Company advising the Parent that the Board of Directors of the Company is prepared to recommend a Company Superior Proposal, the Parent may make, and in such event the Company shall consider, subject to the fiduciary duties of the Company’s Board of Directors, a counterproposal to such Company Superior Proposal.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.7, the Company shall advise the Parent in writing as promptly as practicable (but in any event within two (2) days) of (i) any request for nonpublic information relating to any potential Company Takeover Proposal or (ii) any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal. The Company will keep the Parent reasonably informed on a current basis of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal.

(d) Nothing set forth herein shall in any manner limit or restrict the Company’s ability to consummate the Spin-Off Transaction as contemplated by, and pursuant to the Contribution Agreement.

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4.8 EMPLOYEE MATTERS

(a) Allocation of Employees. Set forth on Schedule A is a list of those employees of the Company, that the Parent desires to offer continuing employment as an employee or transition employee of the Surviving Entity or the Parent, as the Parent shall determine (the “Designated Employees”) indicating whether such employee will become an employee or a transition employee and if a transition employee the period of time during which the Parent expects to offer employment to such employee. Each Designated Employee who remains employed with the Parent or the Surviving Entity, as applicable, shall be referred to herein as a “Continuing Employee.” It is further understood that as a condition of continued employment as a Continuing Employee, the Parent may require such employee to enter into the Parent’s standard agreements for employees relating to confidentiality, proprietary information, inventions and, to the extent permitted in the applicable jurisdiction, non-competition.

(b) Employee Benefits and Compensation. Notwithstanding anything to the contrary in this Agreement or the Contribution Agreement, but subject to the provisions of this Section 4.8(b), neither the Parent nor the Surviving Entity shall be under any obligation to continue any Employee Benefit Plan of the Company, and may substitute the Parent’s Employee Benefit Plans for any Employee Benefit Plans of the Company. Without limiting the foregoing, nothing herein shall prevent the Parent or the Surviving Entity in its sole discretion, from amending or modifying any Employee Benefit Plan or terminating or modifying the terms and conditions of employment or other service of any Continuing Employee on or after the Effective Time.

(c) Eligibility and Vesting. For purposes of eligibility, vesting and, except with respect to any pension benefit plan or retiree medical plan, calculation of benefits (except to the extent crediting such service would result in the duplication of benefits) under each of Parent’s or Surviving Entity’s employee benefit plans, programs and arrangements in which a Continuing Employee participates (including, without limitation, for purposes of vacation accrual), Parent shall grant, or shall cause the Surviving Entity to grant, each such employee with credit for all service with Company to the extent permitted by law.

(d) COBRA. Parent shall be responsible for providing COBRA continuation coverage in accordance with the applicable requirements of Code Section 4980(B) and Sections 601 through 608 of ERISA (and, if applicable, any state law analog) to any employee of the Company that will be a Continuing Employee or any former employee of the Company who is a “covered employee” or any “qualified beneficiary” (within the meaning of Sections 4980(B)(f)(7) and (g)(1) of the Code, respectively) of such employee or former employee, determined as of the Closing Date, whether the “qualifying event” (within the meaning of Code Section 4980(B)(f)(3)) for such continuation coverage occurred or occurs on or before the Closing Date, and irrespective of whether such qualifying event occurred or occurs in relation to the transactions contemplated by this Agreement.

(e) Limitations. Parent shall waive all limitations as to preexisting conditions exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical, dental and vision plans that such employees may be

AGREEMENT AND PLAN OF MERGER	Page 55

eligible to participate in after the Closing Date. Parent shall also provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, offsets and maximum out-of-pocket requirements (or similar payments) made under the Employee Benefit Plans for the year in which the Closing occurs under Parent’s medical, dental and vision plans for the purposes of satisfying any applicable deductible, out-of-pocket, maximum out-of-pocket requirements or similar requirements under any such Parent plan in the year in which the Closing occurs.

(f) Cooperation. The Parent, the Surviving Entity and the Company, as applicable, shall cooperate in effecting the continuing employment, transfer and termination of the Company’s employees as contemplated hereby, including, without limitation, compliance with the notification and other requirements of WARN and other legal and contractual requirements. In connection therewith, the parties understand and agree that an employee may be terminated by the Company prior to the Closing in contemplation of the transactions contemplated hereby.

(g) Obligations for Continuing Employees. The Parent or the Surviving Entity, as applicable, shall, with respect to the Continuing Employees, be solely responsible for compliance with any federal, state or local laws and regulations relating to the continuing employment of the Continuing Employees, as well as any severance costs associated with the subsequent termination of a Continuing Employee.

(h) Obligations for Spin-Co Employees. Spin-Co shall, with respect to any employees working at Spin-Co, be solely responsible for compliance with any federal, state or local laws and regulations relating to the continuing employment of such employees, as well as any severance costs associated with the subsequent termination of such employees.

(i) No Third Party Beneficiaries. It is expressly agreed that the provisions of this Section 4.8 are not intended to be for the benefit of or otherwise enforceable by any third Person, including, without limitation, any employee of the Company, or any collective bargaining unit or employee organization. Without limiting the foregoing, nothing contained in this Agreement shall create or imply any obligation on the part of the Parent or the Surviving Entity to provide any continuing employment right to any individual on or after the Effective Time.

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4.9 ACCESS TO INFORMATION; CONFIDENTIALITY

(a) Upon reasonable written notice, each party shall permit representatives of the other to have access (at all reasonable times and in a manner so as not to interfere with the normal business operations of the other party) to all premises, properties, financial and accounting records, Contracts, other records and documents, and personnel of or pertaining to such party, all in accordance with the terms of the Confidentiality Agreement; provided that the representatives of the Company may have the access to the Parent permitted hereunder only in order to conduct customary due diligence regarding the completeness of the Parent SEC Reports, the subject matter of Parent Disclosure Schedule, and the other information set forth herein as the Company may reasonably request. No investigation or examination by either party shall diminish, obviate or constitute a waiver of the enforcement of any of the representations, warranties, covenants or agreements of the other party under this Agreement.

4.10 COMMERCIALLY REASONABLE EFFORTS; FURTHER ACTION

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts (exercised diligently and in good faith) to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents, authorizations and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. In the event that the Company shall fail to obtain any third party consent required in connection with the transactions contemplated hereby, and the Parent, in its sole discretion, nevertheless elects to waive the condition to Closing set forth in Section 6.9 with regard to such third party consent and proceed with the Closing, the Stockholder Representative shall use commercially reasonable efforts, and take all such actions reasonably requested by the Parent, to minimize any adverse effect upon the Surviving Entity, the Parent and its Subsidiaries and the Company, and their respective businesses, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall the Company or the Stockholder Representative be required to expend any amount, incur any material obligation or suffer the loss of any material right or benefit in connection with obtaining any required consents pursuant to this Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, the Parent shall not be obligated to divest, abandon, license, dispose of, hold separate or take similar action with respect to any portion of the business, assets or properties (tangible or intangible) of the Parent, any of its Subsidiaries or the Company in connection with seeking to obtain or obtaining any waiver, consent, authorization or approval of any Person associated with the consummation of the transactions contemplated hereby or otherwise.

(c) If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Merger Sub 1 and Merger Sub 2, the Stockholder Representative and the officers and directors of the Company and Merger Sub 1, and the managers and officers of Merger Sub 2, immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

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4.11 FINANCIAL INFORMATION AND ACCOUNTANTS CONSENTS

(a) Prior to the Closing, the Company shall (i) provide such information, assistance and cooperation as the Parent may reasonably request in connection with any offering, financing or Parent filings under the Exchange Act, including, without limitation, assisting with the preparation of information packages, Rule 144A offering memoranda, prospectuses and registration statements filed under the Securities Act and reports under the Securities Act (the “Public Filings”), (ii) cooperate with the Parent so the Parent can obtain information sufficient for the Parent to comply with the requirements for the Management’s Discussion and Analysis portion of the Public Filings, (iii) use commercially reasonable efforts to cause the officers of the Company to execute any reasonably necessary officers’ certificates or management representation letters to the Company’s accountants to issue unqualified reports with respect to the financial statements to be included in any Public Filings, (iv) upon reasonable prior notice, use commercially reasonable efforts to make senior management and other representatives of the Company available to participate in the preparation of any Public Filings or related materials and (v) request from the present and former independent accountants of the Company that they (A) cooperate with and assist the Parent in preparing financial statements with respect to the Company for inclusion by the Parent in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K, Form S-3, Form S-4 or any similar registration statement (B) participate in drafting sessions related to the preparation of the Public Filings, (C) make work papers available to Parent and their respective representatives (subject to Parent entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (D) deliver “comfort-letters” in customary form in connection with any offering or financing, and (E) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

(b) Without limiting the foregoing, not later than 15 days after the completion of each month that occurs during the period from the date of this Agreement through the Closing Date, the Company shall deliver to the Parent monthly financial statements for the Company, which financial statements shall include a balance sheet, statement of operations and statement of cash flows.

(c) The Company hereby covenants and agrees that the information to be supplied by the Company pursuant to this Section 4.11 shall not contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in such information not false or misleading, or omit to state any material fact necessary to correct any statement in any information previously provided pursuant to this Section 4.11 which has become false or misleading.

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4.12 FAIRNESS HEARING, REGISTRATION OF SHARES

Parent, Merger Sub 1, Merger Sub 2, and the Company shall each take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one another to obtain as promptly as practicable the approval of the Commissioner of the California Department of Corporations (the “Commissioner”) of the fairness (the “Fairness Approval”) of the terms and conditions of the Merger and the issuance of the Merger Shares as contemplated by this Agreement after a hearing held pursuant to Section 25142 of the California Corporations Code and the rules of the Commissioner thereunder. The Company shall promptly notify Parent if the Company becomes aware that one of its stockholders intends to dissent or object to the Merger and the transactions contemplated hereby at such hearing. If for any reason whatsoever the Commissioner does not render a Fairness Approval of the terms and conditions of the Merger and the issuance of the Parent Common Stock as contemplated by this Agreement (or if Parent determines in its reasonable judgment not to pursue such a hearing; provided that Parent shall consult with the Company prior to making such determination), the parties hereto agree to take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one another to have the issuance of the Merger Shares be issued in the Merger registered with the SEC on Form S-4 or a successor registration form (the “Registration Statement”) by filing with the SEC as promptly as practicable after the decision to utilize the Registration Statement is made, the Registration Statement with respect to the Merger Shares, which shall be in form and substance satisfactory to Parent (but with advance copies provided to the Company for its review and comment, which such comments shall be promptly conveyed by the Company). Each of Parent and the Company will use all commercially reasonable efforts to respond to any comments of the SEC. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement. As promptly as practicable after comments are received from the SEC, Parent shall file with the SEC an amendment to the Registration Statement and Parent and the Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company, such amendment or supplement.

4.13 CAPITALIZATION CERTIFICATE

On the Closing Date, the Company will deliver to Parent a certificate in the form attached as Exhibit I hereto that sets forth (i) the information required to be set forth on Section 2.3(a) of the Company Disclosure Schedule with respect to all outstanding shares of Company Capital Stock, and Section 2.3(b) of the Company Disclosure Schedule with respect to all outstanding Company Options and Company Warrants, in each case updated to reflect the Company’s capitalization as of immediately prior to the Effective Time (after giving effect to (A) the conversion of all shares of Company Preferred Stock into Company Common Stock and (B) any conversion or exercise of Eligible Derivative Securities) (the “Capitalization Certificate”), which Capitalization Certificate shall be deemed to be representations and warranties of the Company hereunder.

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4.14 SECTION 280(G)

The Company shall use its commercially reasonable efforts to: (i) take such steps necessary to secure from each of Person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments, accelerated vesting and payment of options and other payments, which would be deemed to constitute “parachute payments” under Section 280G of the Code and Treasury Regulations issued thereunder (the “Potential 280G Payments”), a waiver of such Person’s rights to some or all of the potential 280G benefits (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such Person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional tax under Section 4999 of the Code; and (ii) seek approval by the holders of more than 75% of the Company’s outstanding capital stock entitled to vote of payment of the Potential 280G Payments in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280(G) Approval”) of the Waived Benefits. In addition, the Company shall deliver to Parent, prior to seeking the 280(G) Approval; drafts of such 280(G) Approval and related analysis and executed waivers of Waived Benefits, for Parent review and approval, in order to ensure Parent is reasonably satisfied that the 280(G) Approval of the Waived Benefits will be solicited in accordance with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1. To the extent that the 280(G) Approval is not obtained with respect to any Waived Benefits, the Company will not pay any such Waived Benefits.

4.15 LEASES

For the period beginning on the Closing Date and ending on June 30, 2008, (a) Parent shall assume all of the Company’s obligations under the leases of the Company (as lessee) set forth on Section 2.9 of the Company Disclosure Schedule (the “Assumed Leases”), and (b) Spin-Co shall sublease from the Parent Suite115 and Suite 125 at a total monthly rate of $14,939.10 during 2007 and $15,301.26 during 2008, and upon such other commercially reasonable terms and conditions negotiated between the parties in good faith prior to the Closing Date, but in no event on terms commercially inferior to those upon which the subject Facilities are leased by the Company as of the date of this Agreement unless otherwise agreed to by the Parent. Upon and following July 1, 2008, Spin-Co shall assume all of Parent’s obligations under the Assumed Leases.

4.16 WARRANT EXERCISE

The Company will use its reasonable best efforts to cause Silicon Valley Bank to exercise each of the outstanding warrants held by it prior to Closing.

ARTICLE 5. COVENANTS OF THE PARENT

The Parent hereby covenants and agrees as follows:

5.1 SPIN-CO INVESTMENT

Upon and simultaneous with the Closing, the Parent shall make the Spin-Co Investment and execute the Parent Investment Agreement.

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5.2 CERTAIN FILINGS

The Parent, Merger Sub 1 and Merger Sub 2 will make or cause to be made all filings with Governmental Authorities that are required to be made by the Parent, Merger Sub 1 or Merger Sub 2 to carry out the transactions contemplated by this Agreement.

5.3 LISTING OF MERGER SHARES

The Parent shall use its commercially reasonable efforts to cause the Merger Shares to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the Closing Date.

5.4 INDEMNIFICATION AND INSURANCE

(a) The Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former directors and officers of the Company (the “Company Indemnified Directors and Officers”) as provided in the Company’s Organizational Documents, or written agreements with the Company, each of which is attached to Section 5.4 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms and be guaranteed by Parent for a period of six (6) years from the Effective Time.

(b) From the Effective Time until the sixth (6th) anniversary of the Effective Time, the Parent shall maintain in effect, for the benefit of the Company Indemnified Directors and Officers with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Company D&O Policy”); provided, however, that the Parent may substitute in place of the Existing Company D&O Policy, a policy or policies of comparable coverage.

(c) The performance by the Parent of its obligations under this Section 5.4 shall not limit or prejudice its rights to assert a claim or claims under Article 8 hereof, regardless whether such claim or claims arise out of the same factual circumstances constituting the claim or claims under this Section 5.4, and no Company Stockholder shall be excused from his obligations under Article 8 by virtue of the fact that the item constituting the Parent’s claim thereunder might also constitute the basis for a proper claim by such Company Stockholder under this Section 5.4 in such Company Stockholder’s capacity as a former officer or director of the Company.

(d) This Section 5.4 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Entity and the Company Indemnified Persons, and will be binding on all successors and assigns of Parent and the Surviving Entity.

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(e) In the event that Parent, the Surviving Entity or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Entity or their respective successors or assigns, as the case may be, assume the obligations set forth in this Agreement including, without limitation, all obligations relating to Deferred Payments pursuant to Section 1.8(c).

5.5 TAX COVENANTS

If the Initial Consideration Amount includes Merger Shares:

(a) Except for repurchases or redemptions of Merger Shares that are consistent with past practices and repurchase programs that were not created or modified in connection with the Merger, none of Parent, any person that is related to Parent (within the meaning of Treasury Regulations section 1.368-1(e)(3)), or any person acting as an intermediary for Parent or a person that is related to Parent has any plan or intention to redeem, repurchase or otherwise reacquire, actually or in substance (including through derivative transactions such as collars or put protection arrangements, which would have the economic effect of a transfer of the burdens, benefits or other facets of ownership), directly or indirectly (including through partnerships or through third parties in connection with a plan to so reacquire) any of the Merger Shares to be issued in the Merger; and

(b) Parent will cause the Company, following the Merger, to continue its historic business or to use a significant portion of its historic business assets in a business.

5.6 LEASES

For the period beginning on the Closing Date and ending on June 30, 2008, Parent shall assume all of the Company’s obligations under the Assumed Leases.

5.7 SEVERANCE PAYMENT

As soon as practicable following the Closing Date, Parent shall make a lump sum cash severance payment to each of Steve Gex, Jill Anderson, Chris Serocke and Charles Bracken in the amounts set forth on Schedule 5.7 hereto.

ARTICLE 6. CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB 1 AND

MERGER SUB 2

The obligations of the Parent, Merger Sub 1 and Merger Sub 2 under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, the satisfaction of which will be determined after giving effect to the Spin-Off Transaction and the transactions

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contemplated by the Contribution Agreement (except as otherwise stated below), and with the understanding that neither the Spin-Off Transaction nor the transactions contemplated by the Contribution Agreement will be deemed to have caused any of the foregoing conditions not to have been satisfied:

6.1 REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Company contained in this Agreement (as modified by the Company Disclosure Schedule) or any certificate delivered pursuant hereto shall be true and correct in all respects (with respect to representations and warranties qualified or limited as to materiality or Company Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date before giving effect to the consummation of the transactions contemplated by the Contribution Agreement, and shall then be true and correct in all respects (with respect to representations and warranties qualified or limited as to materiality or Company Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date).

6.2 PERFORMANCE OF COVENANTS

The Company shall have taken all necessary corporate or other actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

6.3 DISSENTING STOCKHOLDERS

Company Stockholders holding not more than 3% of the Company’s Capital Stock shall have asserted their appraisal or dissenters rights pursuant to Section 262 of the DGCL or Chapter 13 of the California Code.

6.4 COMPANY STOCKHOLDER APPROVAL

This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Stockholders in accordance with the DGCL.

6.5 TERMINATION OF RIGHTS AND VOTING AGREEMENTS

All agreements among the Company and any of its securityholders, or among any of the Company securityholders, providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of the Company securities or requiring the Company to obtain the consent or approval of any such securityholders prior to taking or failing to take any action, including, but not limited to those set forth on Section 6.5 of the Company Disclosure Schedule attached hereto, shall have been, as of or prior to the Closing Date, terminated in their entirety.

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6.6 COMPANY MATERIAL ADVERSE EFFECT

There shall not have been any Company Material Adverse Effect since the date hereof.

6.7 UPDATED CERTIFICATE

The Parent shall have received a certificate or certificates, dated the Closing Date, signed by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company certifying as to the satisfaction of the matters set forth in Sections 6.1 through 6.6, and 6.9 (insofar as Section 6.9 relates to waivers, approvals, authorizations, Orders, filings or consents to be obtained or made by the Company).

6.8 NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY

No Order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or the transactions contemplated by the Contribution Agreement; and no written advice shall have been received by the Parent, Merger Sub 1, Merger Sub 2 or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger. No Law shall be enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby which makes the consummation of the Merger or the other transactions contemplated hereby or by the Contribution Agreement illegal.

6.9 APPROVALS AND CONSENTS

Each of the required consents set forth on Schedule B attached hereto shall have been obtained and made.

6.10 NASDAQ LISTING

The Merger Shares shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

6.11 OPINION OF COUNSEL

The Company shall have delivered to the Parent and Merger Sub 2 an opinion of Wilson Sonsini Goodrich & Rosati counsel to the Company, dated the Closing Date and addressed to the Parent and Merger Sub 2, in substantially the form attached hereto as Exhibit J.

6.12 ESCROW AGREEMENT

The Company and the Stockholder Representative shall have been executed and delivered the Escrow Agreement to the Parent.

6.13 CAPITALIZATION CERTIFICATE

The Company shall have delivered the Capitalization Certificate.

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6.14 FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT

The Fairness Approval shall have been obtained, or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued by the SEC, as applicable.

6.15 SPIN-OFF TRANSACTION

The Company and Spin-Co shall have consummated the Spin-Off Transaction.

6.16 CURAY AMENDMENT AND ASSIGNMENT AND ASSUMPTION AGREEMENT

The Company, Spin-Co and each of the shareholders of CuRay Medical, Inc. shall have executed the CuRay Amendment and Assignment and Assumption Agreement in the form attached hereto as Exhibit O.

6.17 OTHER DOCUMENTS

At the Closing, the Parent shall receive a certificate of good standing of the Company from the Delaware Secretary of State dated not more than five days prior to the Closing Date and certificates of good standing as a foreign corporation from each of the jurisdictions set forth on Section 2.1(a) of the Company Disclosure Schedule each dated not more than five days prior to the Closing Date, and a certificate in the form attached hereto as Exhibit K as to the incumbency of the Company’s officers and the adoption of authorizing resolutions.

ARTICLE 7. CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

7.1 REPRESENTATIONS AND WARRANTIES

The representations and warranties of the Parent, Merger Sub 1 and Merger Sub 2 contained in this Agreement (as modified by the Parent Disclosure Schedule) or any certificate delivered pursuant hereto shall be true and correct in all respects (with respect to representations and warranties qualified or limited as to materiality or Parent Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) as of the date when made, shall be deemed repeated at and as of the Closing Date as if made on the Closing Date and shall then be true and correct in all respects (with respect to representations and warranties qualified or limited as to materiality or Parent Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date).

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7.2 PERFORMANCE OF COVENANTS

The Parent, Merger Sub 1 and Merger Sub 2 shall have taken all necessary corporate actions to consummate the transactions contemplated hereby and shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

7.3 UPDATED CERTIFICATE

The Company shall have received a certificate or certificates, dated the Closing Date, signed by the Chief Executive Officer and Treasurer of the Parent certifying as to the satisfaction of the matters set forth in Sections 7.1 and 7.2.

7.4 COMPANY STOCKHOLDER APPROVAL

This Agreement, the Merger and the other transactions contemplated hereby shall have been duly approved by Company Stockholders in accordance with the DGCL.

7.5 NASDAQ LISTING

The Merger Shares shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

7.6 NO GOVERNMENTAL OR OTHER PROCEEDING; ILLEGALITY

No Order of any Governmental Authority shall be in effect that restrains or prohibits any transaction contemplated hereby or the transactions contemplated by the Contribution Agreement; and no written advice shall have been received by the Parent, Merger Sub 1, Merger Sub 2 or the Company or by any of their respective counsel from any Governmental Authority, and remain in effect, stating that a Proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger. No Law shall be enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated hereby which makes the consummation of the Merger or the other transactions contemplated hereby or by the Contribution Agreement illegal.

7.7 APPROVALS AND CONSENTS

All material waivers, approvals, authorizations or Orders required to be obtained, and all filings required to be made, by the Parent, Merger Sub 1 and/or Merger Sub 2, for the authorization, execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the transactions contemplated by the Contribution Agreement, and the continuation in full force and effect of any and all material rights, documents, instruments or Contracts of the Company shall have been obtained and made.

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7.8 OPINION OF COUNSEL

The Parent and Merger Sub 2 shall have delivered to the Company an opinion of Brown Rudnick Berlack Israels LLP, counsel for the Parent and Merger Sub 2, dated the Closing Date and addressed to the Company, in the form attached hereto as Exhibit L.

7.9 ESCROW AGREEMENT

The Parent shall have executed and delivered the Escrow Agreement to the Company and the Stockholder Representative.

7.10 SPIN-CO INVESTMENT

The Parent shall have executed the Parent Investment Agreement and shall have consummated the Spin-Co Investment.

7.11 FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT

The Fairness Approval shall have been obtained, or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued by the SEC, as applicable.

7.12 OTHER DOCUMENTS

At the Closing, the Company shall receive a certificate of good standing of the Parent from the Delaware Secretary of State dated not more than five days prior to the Closing, and a certificate in the form attached hereto as Exhibit M as to the incumbency of the Parent’s, Merger Sub 1’s and Merger Sub 2’s officers and the adoption of authorizing resolutions.

ARTICLE 8. SURVIVAL; INDEMNIFICATION

8.1 SURVIVAL

The representations and warranties of the Company contained in this Agreement and each of the Transaction Documents to which it is a party, of the Parent, Merger Sub 1 and Merger Sub 2 contained in this Agreement and each of the Transaction Documents to which it is a party and of the Company Stockholders and Eligible Derivative Security Holders in their Letters of Transmittal shall survive the Closing until the second anniversary of the Effective Time, after which time claims for indemnity pursuant to this Article 8 may no longer be made, except as otherwise provided in Section 8.2 hereof. Notwithstanding the preceding sentence, any claim for indemnification regarding any covenant, agreement, representation or warranty sought under Section 8.2 shall survive the time at which such covenant, agreement, representation or warranty shall terminate pursuant to the preceding sentence, if notice of such claim for indemnification shall have been given pursuant to the provisions of this Article 8 prior to the second anniversary of the Effective Time or such longer period of time set forth in Section 8.2. The covenants, agreements, representations and warranties of the Company, Company Stockholders, the Eligible Derivative Security Holders and the Parent and the rights and remedies that may be exercised by

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any Indemnified Person shall not be limited, diminished or otherwise affected by or as a result of any information that may have been provided, any investigation or examination that may have or be made by, or any knowledge of, any Indemnified Person or any other party on behalf of any Indemnified Person.

8.2 INDEMNIFICATION

(a) Indemnification by the Company Stockholders and Eligible Derivative Security Holders

(i) Subject to the limitations set forth in Section 8.2(c) below, each Company Stockholder and each Eligible Derivative Security Holder, severally but not jointly (except as provided in Section 8.2(c)(i)(D)), shall defend, indemnify and hold harmless the Parent’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

(A) resulting from or arising out of any breach of any of the representations, warranties, covenants, conditions or agreements made by the Company in or pursuant to this Agreement (as modified by the Company Disclosure Schedule) or in any Transaction Document to which the Company is a party; or any certificate or instrument of conveyance delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby, provided that, for the purpose of this Section 8.2(a)(i)(A), any qualification of such representations and warranties by reference to the materiality of matters stated therein or Company Material Adverse Effect shall be disregarded in determining any inaccuracy, untruth, incompleteness or breach thereof (a “Company Representation Claim”);

(B) resulting from or arising out of the Company’s intentional fraud (a “Company Fraud Claim”);

(C) resulting from the breach of any representations or warranties contained in the Capitalization Certificate delivered by the Company pursuant to Section 4.13 (a “Capitalization Claim”); or

(D) resulting from or arising out of any (x) Liability of the Company assumed by or allocated to Spin-Co pursuant to the Contribution Agreement or as otherwise contemplated hereby, (y) breach of a covenant, agreement, representation or warranty of Spin-Co in the Contribution Agreement, or (z) liability incurred in connection with the Spin-Off Transaction, including, but not limited to any Tax Liability (computed after taking into account any benefit available to the Company from its currently available net operating losses determined as of the Closing Date, including for the avoidance of doubt any amounts deductible in connection with the cashing out of the Company Options) (a “Spin-Off Claim”).

(E) resulting from or arising out of any Third Party Action that is instituted or threatened against any of the Parent’s Indemnified Persons with respect to the matters identified in clauses (A), (B), (C) or (D) of this Section 8.2(a)(i).

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(ii) Subject to the limitations set forth in Section 8.2(c) below, each Company Stockholder and Eligible Derivative Security Holders, shall individually (but not jointly) defend, indemnify and hold harmless the Parent’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

(A) resulting from or arising out of any breach of any of the representations or warranties made by such Company Stockholder or Eligible Derivative Security Holder in his or its Letter of Transmittal (a “Securityholder Representation Claim”);

(B) resulting from or arising out of any breach of any covenant or agreement of such Company Stockholder or Eligible Derivative Security Holder in his or its Letter of Transmittal (a “Securityholder Covenant Claim”);

(C) resulting from or arising out of such Company Stockholder’s or Eligible Derivative Security Holder’s intentional fraud (a “Securityholder Fraud Claim”); or

(D) resulting from or arising out of any Third Party Action that is instituted or threatened against any of the Parent’s Indemnified Persons with respect to the matters identified in clauses (A), (B) or (C) of this Section 8.2(a)(ii).

(b) Indemnification by the Parent

(i) Subject to the limitations set forth in Section 8.2(c) below, the Parent shall defend, indemnify and hold harmless the Company’s Indemnified Persons from and against all Losses directly or indirectly incurred by any of them:

(A) resulting from or arising out of any breach of any of the representations, warranties, covenants, conditions or agreements made by the Parent, Merger Sub 1 or Merger Sub 2, in or pursuant to this Agreement (as modified by the Parent Disclosure Schedule) or any Transaction Document to which the Parent, Merger Sub 1 or Merger Sub 2 is a party; provided that, for the purpose of this Section 8.2(b)(i)(A), any qualification of such representations and warranties by reference to the materiality of matters stated therein or Parent Material Adverse Effect shall be disregarded in determining any inaccuracy, untruth, incompleteness or breach thereof (a “Parent Representation Claim”);

(B) resulting from or arising out of the Parent’s intentional fraud (a “Parent Fraud Claim”); or

(C) resulting from or arising out of any Third Party Action that is instituted or threatened against any of the Company’s Indemnified Persons with respect to the matters identified in clauses (A) or (B) of this Section 8.2(b).

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(c) Limitations and Conditions on Indemnification

(i) All rights to indemnification under this Article 8 are subject in all respects to the following limitations and conditions:

(A) None of the Company Stockholders, the Eligible Derivative Security Holders or the Parent shall have any indemnification liability under Sections 8.2(a) or 8.2(b), respectively, unless one or more of Indemnified Persons gives written notice to the Stockholder Representative (in the case of an indemnification claim asserted by a Parent Indemnified Person) or the Parent (in the case of an indemnification claim asserted by a Company Indemnified Person) asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, on or before the second anniversary of the Effective Time, except that the following claims may be made without limitation as to time:

(I)	(x) any Company Representation Claim arising out of a breach of Section 2.2(a) hereof with regard to the authorization of the Merger, this Agreement, the Transaction Documents to which the Company is a party and the transactions contemplated hereby (each a “Company Authorization Claim”) or (y) any Parent Representation Claim arising out of a breach of Section 3.2(a) or 3.2(b) hereof with regard to the authorization of the Merger, this Agreement, the Transaction Documents to which the Parent, Merger Sub 1 and/or Merger Sub 2 is a party and the transactions contemplated hereby (each a “Parent Authorization Claim”);

(II)	any Securityholder Representation Claim arising out of either a Company Stockholder’s title to such Company Stockholder’s shares of Company Capital Stock, or an Eligible Derivative Security Holder’s title to such Eligible Derivative Security Holder’s Eligible Derivative Securities (each a “Title Claim”);

(III)	Company Fraud Claims;

(IV)	Securityholder Fraud Claims;

(V)	Parent Fraud Claims;

(VI)	a Capitalization Claim;

(VII)	a Spin-Off Claim; and

(VIII)	claims under Section 8.2(a)(i)(E) (limited to the extent a claim under such Section relates to a Company Authorization Claim, a Company Fraud Claim, a

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Capitalization Claim, or a Spin-Off Claim), Section 8.2(a)(ii)(D) (limited to the extent a claim under such Section relates to a Title Claim or a Securityholder Fraud Claim) or Section 8.2(b)(i)(C) (limited to the extent a claim under such Section relates to a Parent Authorization Claim or a Parent Fraud Claim).

(B) Indemnification for Company Representation Claims (other than Company Authorization Claims) and Securityholder Representation Claims (other than a Title Claim) or a Third Party Action related thereto pursuant to Section 8.2(a)(i)(E) or 8.2(a)(ii)(D) shall be payable by the Company Stockholders and the Eligible Derivative Security Holders only if and to the extent the aggregate amount of all such claims exceeds $250,000 (the “Company Deductible”).

(C) Except in the case of Company Authorization Claims, Company Fraud Claims, Capitalization Claims, Spin-Off Claims or Third Party Actions related to any of the foregoing or as set forth in (E) below, (i) the maximum aggregate amount of indemnifiable Losses that may be recovered under this Article 8 from the Company Stockholders and the Eligible Derivative Security Holders shall not exceed the sum of (X) the amount of the Escrowed Merger Consideration in the Escrow Fund (to the extent not then paid) and (Y) the Deferred Payment Offset Amount (the “Company Cap”), and (ii) the liability of any Company Stockholder or Eligible Derivative Security Holder under this Agreement shall not exceed such Company Stockholder’s or Eligible Derivative Security Holder’s Pro Rata Share of the Company Cap, and shall be satisfied first through the Escrow Fund (to the extent not then paid) and thereafter by offset against any Deferred Payment otherwise payable but unpaid to such Company Stockholder or Eligible Derivative Security Holder by the Parent. For purposes of the foregoing, the term “Deferred Payment Offset Amount” shall mean an amount equal to 50% of the aggregate amount of any Deferred Payments previously paid or payable pursuant to Section 1.8(c)(iii) prior to giving effect to any offsets hereto, but with respect to any offset to the Second Deferred Payment, in no event an amount greater (individually or when aggregated with all other offsets to the Second Deferred Payment) than the amount of the Second Deferred Payment payable pursuant to Section 1.8(c)(iii).

(D) The maximum aggregate amount of indemnifiable Losses that may be recovered under this Article 8 from any Company Stockholder or Eligible Derivative Security Holder for Company Authorization Claims, Company Fraud Claims, Capitalization Claims, Spin-Off Claims or a Third Party Action with respect to any of the foregoing, shall not exceed the portion of the Aggregate Merger Consideration to be received by such Company Stockholder or Eligible Derivative Security Holder pursuant to Section 1.8 hereof. Any amount to be paid by a Company Stockholder or an Eligible Derivative Security Holder for indemnification with respect to Company Authorization Claims, Company Fraud Claims, Capitalization Claims, Spin-Off Claims, or a Third Party Action with respect to any of the foregoing, shall be paid first out of such Company Stockholder’s or Eligible Derivative Security Holder’s pro rata interest in the Escrowed Merger Consideration and thereafter by offsetting the portion of the Deferred Payments otherwise payable to such Company Stockholder or Eligible Derivative Security Holder and thereafter shall be paid by the Indemnifying Persons jointly and severally.

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(E) Indemnification for all Losses arising out of or resulting from a Title Claim, a Securityholder Covenant Claim, a Securityholder Fraud Claim or a Third Party Action resulting from any of the foregoing shall be payable solely and exclusively by the Company Stockholder or Eligible Derivative Security Holder that committed the covenant breach giving rise to the Securityholder Covenant Claim, the intentional fraud giving rise to such Securityholder Fraud Claim or breached the title representation giving rise to such Title Claim (such holder, a “Breaching Holder”). With respect to Indemnification for Losses arising out of or resulting from a Title Claim, a Securityholder Covenant Claim, a Securityholder Fraud Claim or a Third Party Action resulting from any of the foregoing, the Parent may, in its sole discretion, seek to satisfy such a claim against the Indemnifying Person’s pro rata interest in the Escrowed Merger Consideration, by offsetting the portion of the Deferred Payments otherwise payable to such Indemnifying Person, by seeking individual redress against the Indemnifying Person, or by any combination of these. There shall be no limit on the maximum aggregate amount of indemnifiable Losses that may be recovered from a Breaching Holder for Title Claims, Securityholder Covenant Claims, Securityholder Fraud Claims or a Third Party Action resulting from any of the foregoing. In no event shall any Company Stockholder or Eligible Derivative Security Holder (other than the Breaching Holder) be liable in any respect for any Title Claim, a Securityholder Covenant Claim, a Securityholder Fraud Claim or a Third Party Action resulting from any of the foregoing.

(F) Indemnification for Parent Representation Claims or a Third Party Action related thereto pursuant to Section 8.2(b)(i)(D) shall be payable by the Parent only if and to the extent the aggregate amount of all such claims exceeds an amount equal to $250,000 (the “Parent Deductible”). The Parent’s liability for indemnification hereunder shall not exceed the Company Cap (the “Parent Cap”); provided however that the Parent Cap shall not apply to Losses arising out of or relating to a Parent Fraud Claim or a Third Party Action with respect thereto.

(G) For all purposes of determining the number of Merger Shares to be delivered to an Indemnified Person out of the Escrow Fund pursuant to and in accordance with this Article 8, any Merger Shares comprising the Escrowed Merger Consideration shall be valued at the Closing Exchange Price.

8.3 DEFENSE OF THIRD PARTY

(a) If a claim for indemnification pursuant to Section 8.2 hereof is to be made by a Parent Indemnified Person or Company Indemnified Person entitled to indemnification hereunder (an “Indemnified Person”), the Parent Indemnified Person or Company Indemnified Person claiming such indemnification will give written notice to the Stockholder Representative (in the case of a Parent Indemnified Person) or the Parent (in the case of a Company Indemnified Person) promptly after the Indemnified Person becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under Section 8.2 hereof (such written notice, a “Claim Notice”), and such Claim Notice shall specify in reasonable detail the individual items of Losses, the basis for the anticipated liability and the nature of the breach of representation, warranty, covenant or agreement giving rise to such Losses. The omission to give a Claim Notice to the Stockholder Representative or the Parent, as the case may be, will not relieve the party obligated to provide indemnification under this Article 8 (an “Indemnifying Person”) of any liability hereunder except, and to the extent that, he or it was prejudiced thereby.

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(b) In the case of a claim for indemnification made by a Parent Indemnified Person pursuant to Section 8.2(a)(i)(E) or Section 8.2(a)(ii)(D) (whether pursuant to a lawsuit, other legal action or otherwise, but not including any Tax Contests, a “Third Party Action”), by written notice by the Stockholder Representative to the Parent within thirty (30) calendar days after the Stockholder Representative’s receipt of a Claim Notice relating to such Third Party Action, the Stockholder Representative may, at its own cost and expense, elect to assume control of the defense, investigation, negotiation and settlement of such Third Party Action provided, however, that prior to assuming control of such Third Party Action, the Stockholder Representative shall agree that the Company Indemnified Persons shall be obligated to indemnify the Parent Indemnified Person and hold the Parent Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of such Third Party Action or any judgment in connection with such Third Party Action when and only if it is finally determined that such Parent Indemnified Person is entitled to indemnification pursuant to Section 8.2(a) hereof. The Stockholder Representative shall pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage counsel of its own choice reasonably satisfactory to the Parent Indemnified Person to handle and defend the same, and the Stockholder Representative shall be entitled (but shall not be obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall only be made with the written consent of the Parent Indemnified Person, such consent not to be unreasonably withheld; provided that the Stockholder Representative shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Parent Indemnified Person, or consent to entry of any judgment against the Parent Indemnified Person except with the consent of the Parent Indemnified Person.

(c) In the event the Stockholder Representative elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with Section 8.3(b), the Parent Indemnified Person may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Action; provided that, if the named Persons to a lawsuit or other legal action include both the Indemnifying Person and the Parent Indemnified Person and (x) the Parent Indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such Parent Indemnified Person that are different from or additional to those available to the Indemnifying Person and in the reasonable judgment of such counsel it is advisable for the Parent Indemnified Person to employ separate legal counsel or (y) the amount of the Escrowed Merger Consideration is reasonably likely to be insufficient to satisfy any Losses resulting from any Third Party Action, the Parent Indemnified Person shall be entitled to retain one firm of separate counsel of its own choosing to participate in the defense and the Indemnifying Person shall reimburse the Parent Indemnified Person for expenses reasonably incurred in connection with the defense of such Third Party Action when and if it is finally determined that such Parent Indemnified Party is entitled to indemnification pursuant to Section 8.2(a). Nothing contained in this Section 8.3(c) shall be deemed to expand, extend, modify, eliminate or otherwise alter the express provisions of Section 8.2(c) relating to the limitations and conditions on indemnification.

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(d) If the Stockholder Representative fails to assume the defense of such Third Party Action in accordance with Section 8.3(b), within thirty (30) calendar days after receipt of the Claim Notice, the Indemnified Person against which such Third Party Action has been asserted shall (upon delivering notice to such effect to the Stockholder Representative) have the right to undertake, at the Indemnifying Person’s cost and expense, the defense, compromise and settlement of such Third-Party Action on behalf of and for the account of the Indemnifying Person; provided that such Third Party Action shall not be compromised or settled without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(e) In the event the Stockholder Representative assumes the defense of a Third Party Action pursuant to Section 8.3(b), the Stockholder Representative shall keep the Parent Indemnified Person reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Parent Indemnified Person assumes the defense of the claim pursuant to Section 8.3(c), the Parent Indemnified Person shall keep the Stockholder Representative reasonably informed of the progress of any such defense, compromise or settlement. Each party hereto shall provide the Indemnified Person reasonable access to his, her or its records and personnel relating to any Third Party Claim during normal business hours and shall otherwise cooperate with the Indemnified Person in the defense or settlement thereof. The Indemnifying Person shall be liable for any settlement of any Third Party Action effected pursuant to and in accordance with Section 8.3 and for any final judgment (subject to any right of appeal).

8.4 MISCELLANEOUS

(a) If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

(b) The gross amount with respect to a claim for indemnification for which an Indemnifying Person may be liable to an Indemnified Person pursuant to this Article 8 shall be reduced by: (x) any insurance proceeds actually recovered by or on behalf of the Indemnified Person on account of the indemnifiable Loss; (y) any recoveries actually received by the Indemnified Person from third parties pursuant to indemnification or otherwise with respect thereto (net of cost of recovery); and (z) any tax benefit to such Person attributable to amounts indemnified against.

(c) Following the Closing, the indemnification expressly provided in this Article 8 shall be the sole and exclusive remedy for any breach of representation, warranty, covenant or agreement by the Company, the Company Stockholders, the Eligible Derivative Security Holders, the Parent, Merger Sub 1 or Merger Sub 2 under this Agreement, any other Transaction Document, or any other agreement or certificate contemplated by the Agreement to which the Company, a Company Stockholder, an Eligible Derivative Security Holder, the Parent, Merger Sub 1 or Merger Sub 2 is a party, and the Company, the Company Stockholders, The Eligible Derivative Security Holders, the Parent, Merger Sub 1 and Merger Sub 2 hereby waive, from and after the Closing, to the fullest extent permitted by applicable Law, any and all other remedies.

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Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Company, the Company Stockholders, the Eligible Derivative Security Holders, the Parent, Merger Sub 1 or Merger Sub 2, after the consummation of the Merger, to rescind this Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE 9. TERMINATION OF AGREEMENT

9.1 TERMINATION

This Agreement may be terminated at any time prior to the Effective Time, (and whether before or after the approval of the Merger by the Company Stockholders):

(a) by mutual written consent duly authorized by the Boards of Directors of each of the Company and the Parent;

(b) by either the Company or the Parent if: (i) the Merger shall not have been consummated by October 31, 2007, unless Parent has not received the Fairness Approval by September 30, 2007, in which case such date shall be extended to the date that is 90 days after the earlier of (A) September 30, 2007 or (B) the date upon which it was finally determined by the parties hereto that the Fairness Approval will not be granted and that the Registration Statement will be required to be filed in accordance with Section 4.10 (such date as it may be extended, the “Outside Closing Date”); (ii) there shall be a final, nonappeallable Order of a Governmental Entity of competent jurisdiction prohibiting consummation of the Merger; or (iii) there shall be any Law entered, enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; provided, however, that the right to terminate this Agreement pursuant to Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; and that the party seeking to terminate this Agreement pursuant to this Section 9.1(ii) or (iii) shall have used its commercially reasonable efforts to prevent the entry of and to remove such Order or Law, as the case may be;

(c) by the Parent, if it is not in material breach of its obligations under this Agreement and if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 6.1 or 6.2 hereof; and (ii) is incapable of being cured by the Company or is not cured within 30 days following the Company’s receipt of written notice thereof from the Parent of such breach;

(d) by the Company, if it is not in material breach of its obligations under this Agreement and if the Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Section 7.1 or 7.2 hereof; and (ii) is incapable of being cured by the Parent or is not cured within 30 days following the Parent’s receipt of written notice thereof from the Company of such breach;

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(e) by the Parent, if (i) the Company, the Board of Directors of the Company or any committee thereof shall have recommended to the Company Stockholders any Company Takeover Proposal; (ii) the Company, the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner materially adverse to the Parent its recommendation of this Agreement, the Merger and the transactions contemplated herein to the Company Stockholders; (iii) the Company shall have failed to include its recommendation of this Agreement, the Merger and the transactions contemplated herein in any proxy or information statement; (iv) the Company shall have entered into a Company Acquisition Agreement; or (v) a tender or exchange offer relating to twenty five percent (25%) or more of the shares of the Company Capital Stock shall have been commenced by a Person unaffiliated with the Company, and the Company shall not have published, sent or given to its securityholders, within five business days after such tender or exchange offer is first published, sent or given and made known to the Company, a statement recommending rejection of such tender or exchange offer;

(f) by the Parent, if the Company engages in any Company Takeover Response pursuant to Section 4.7(a)(x); or

(g) by either the Parent or the Company if the approval of the Company Stockholders of this Agreement, the Merger and the transactions contemplated hereby shall not have been obtained within 45 days of the earlier to occur of (i) the date upon which the Fairness Approval was granted, or (ii) the date upon which the Registration Statement was declared effective by the SEC.

9.2 PROCEDURE FOR TERMINATION.

In the event of termination and abandonment of the Merger by the Parent or the Company pursuant to this Article 9, written notice thereof shall forthwith be given to the other party.

9.3 EFFECT OF TERMINATION.

(a) In the event of termination of this Agreement in accordance with the provisions of this Article 9, this Agreement shall forthwith become void and no party to this Agreement shall have any liability or further obligation to any other party, except as provided in the Confidentiality Agreement and in this Section 9.3 and in Sections 11.1 and 11.2 of this Agreement, which provisions shall survive such termination, and except that nothing herein shall relieve the Company for any breach under Section 4.7 or relieve any party from liability for any willful breach of any other provision of this Agreement.

(b) In the event of a termination of this Agreement by the Parent pursuant to Section 9.1(c) hereof or 9.1(f) hereof, the Company shall pay the Parent a fee up to the amount of $1,420,000 for all reasonable, actual and documented costs and expenses (including reasonable attorneys’, accountants’, advisors’ and consultants’ fees and expenses) incurred by the Parent, Merger Sub 1 and Merger Sub 2 in connection with this Agreement and the transactions contemplated hereby (collectively the “Parent Documented Expenses”). Such amounts payable to the Parent shall be paid, by wire transfer of immediately available funds to an account specified by the Parent, within thirty (30) days after the Parent’s written demand therefor.

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(c) In the event of a termination of this Agreement by the Parent pursuant to Section 9.1(e) hereof, or in the event of a termination of this Agreement by the Parent or the Company pursuant to Section 9.1(g) hereof, then the Company shall pay the Parent a fee of $2,485,000, less any Parent Documented Expenses previously paid (the “Parent Breakup Fee”). The Parent Breakup Fee shall be paid to the Parent, by wire transfer of immediately available funds to an account specified by the Parent, within thirty (30) days after a termination by the Parent pursuant to Section 9.1(e), within thirty (30) days after a termination by either Parent or Company pursuant to 9.1(g) hereof.

(d) To the extent that the Parent Breakup Fee has not already become payable, and if prior to any termination pursuant to Sections 9.1(c) or 9.1(f) hereof, any Person shall have made a bona fide proposal concerning a Company Takeover Proposal and prior to the twelve (12) months after the termination of this Agreement the Company, any of its Subsidiaries, or any Affiliate of the Company enters into a definitive agreement with a third party with respect to a Company Takeover Proposal, consummates a Transaction contemplated with respect to a Company Takeover Proposal or a Company Acquisition Agreement is executed, then prior to, or concurrent with, entering into any such Company Acquisition Agreement or any such Company Takeover Proposal being effected, the Company shall promptly pay the Parent, by wire transfer of immediately available funds to an account specified by the Parent, the Parent Breakup Fee.

ARTICLE 10. DEFINITIONS

(a) Defined Terms. As used herein, the terms below shall have the following meanings.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of capital stock, by contract, or otherwise.

“Agreement” means this Agreement, including the Schedules and Exhibits hereto.

“Base Balance Sheet” means the audited balance sheet of the Company dated December 31, 2006.

“Base Balance Sheet Date” means December 31, 2006.

“Brachytherapy Assets” shall have the meaning ascribed to such term in the Contribution Agreement.

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“Brachytherapy Contracts” shall have the meaning ascribed to such term in the Contribution Agreement.

“Brachytherapy Liabilities” shall have the meaning ascribed to such term in the Contribution Agreement.

“Closing Exchange Price” means the arithmetic average (rounded to the nearest five decimal places) of the closing price per share of the Parent Common Stock as reported on the Nasdaq Global Select Market for the five (5) consecutive Trading Days ending on (and including) the second Trading Day prior to the Closing Date.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Company Accountants” means Deloitte & Touche, LLP.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

“Company Derivative Securities” means any and all outstanding Company Options or Company Warrants to purchase shares of Company Capital Stock or any Indebtedness convertible into shares of Company Capital Stock.

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts (any such item, an “Effect”) that is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of the Company; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect, (A) any Effect relating to general economic, regulatory or political conditions, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects the Company; (B) any adverse Effect that results, in whole or in part, from the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including any cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships, loss of any customers, suppliers, distributors or employees or any claim or litigation); or (C) the failure, in and of itself, of the Company to meet published or internal earnings, revenue estimates or projections, net income or any other measure of financing performance (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute or may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Option Plans” means the Company’s 2000 Stock Plan, and any other equity incentive plan approved by the Company’s Board of Directors and/or stockholders.

“Company Options” means any and all outstanding options to purchase shares of Company Capital Stock.

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“Company Preferred Stock” means Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

“Company Stockholders” means the holders of the Company Capital Stock.

“Company Superior Proposal” means any written Company Takeover Proposal for: (a) not less than 90% of the Company Capital Stock; or (b) not less than 90% of the assets of the Company, which Company Takeover Proposal the Company Board of Directors in good faith believes is reasonably capable of being completed on terms substantially similar to the terms proposed, for consideration consisting of cash and/or securities, and on terms which the Board of Directors of Company determines in its good faith judgment after consultation with outside counsel and its independent financial advisor and considering all relevant factors (including the financial terms and the legal and regulatory factors) that the Company Board of Directors reasonably determines to be relevant, could reasonably be expected to result in a transaction more favorable to the Company Stockholders compared with the transactions contemplated by this Agreement and for which financing, to the extent required, is then committed.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of a business or assets that constitutes twenty five percent (25%) or more of the net revenues, net income or assets of the Company or twenty five percent (25%) or more of the total outstanding voting equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty five percent (25%) or more of the total outstanding voting equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Company Capital Stock, other than the transactions contemplated by this Agreement.

“Company Transaction Costs” means all costs and fees paid or incurred by the Company in connection with the Merger and other transactions contemplated by this Agreement, including without limitation, investment banking fees and fairness opinion fees, accounting fees, and legal fees and associated expenses.

“Company Warrants” means any and all outstanding warrants to purchase shares of Company Capital Stock.

“Company’s Indemnified Persons” means each of the Company Stockholders and the Eligible Derivative Security Holders.

“Confidentiality Agreement” means Mutual Non-Disclosure Agreement dated May 15, 2006 between Parent and the Company.

“Contract” means any agreement, contract, obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), other than those that have been terminated, entered into by the Company.

AGREEMENT AND PLAN OF MERGER	Page 79

“Conversion Ratio” means that number of Merger Shares that each share of Company Capital Stock shall be converted into as set forth on Exhibit F hereto.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits (other than ordinary cash compensation) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of the Company, which are now, or were within the past five years, maintained by the Company, or under which the Company has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Environmental Claim” means any written notice of violation, action, claim, demand, notice of abatement or other Order by any Governmental Authority or any Person alleging unlawful exposure to Hazardous Materials, property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines or penalties resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, clinical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air soil, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (b) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (c) the violation, or alleged violation, of any Environmental Laws, of or from any Governmental Authority relating to environmental matters connected with the Facilities.

“Environmental Law” means any Law concerning the protection of the environment, or which prohibits, regulates or controls Hazardous Materials, including activities that might threaten or result in damage to the environment or which restrict employee exposure to Hazardous Materials and includes, but is not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (33 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such laws have been amended or supplemented as of the Closing Date (however, Environmental Laws do not include Laws relating to Company Approvals, or Laws regulated by the FDA or any non-United States equivalent agencies or similar state and local agencies).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law.

AGREEMENT AND PLAN OF MERGER	Page 80

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is a member of: (a) a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (c) an affiliated service group within the meaning of Section 414(m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law.

“Facilities” means any real property, leaseholds or other interests currently or formerly owned, leased or operated by the Company.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, any foreign country or any domestic, foreign, state, local, county, city or other political subdivision.

“Governmental Permit” means any license, franchise, permit or other authorization of any Governmental Authority.

“Hazardous Materials” means any substance, material or waste which is regulated by Environmental Law, including, without limitation, any material or substance which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste” or “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including but not limited to, petroleum products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law.

“Indebtedness” means any item, except capital stock and surplus and reserves which are mere segregations of surplus, which would be included on the liability side of the balance sheet of the Company as of the date as of which Indebtedness is to be determined, all in accordance with GAAP consistently applied on the same basis as employed by the Company’s Accountants in preparing the Company’s financial statements.

“Indebtedness for Borrowed Money” means (i) all Indebtedness of the Company for borrowed money, including, without limitation, pursuant to capital leases, letters of credit and purchase money financing.

“Indemnified Person” means any Person entitled to be indemnified under Article 8.

“Indemnifying Person” means any Person obligated to indemnify another Person under Article 8.

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“Intellectual Property” means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of any patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (“Patents”), (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith and registrations and applications for registration thereof (“Marks”), (c) U.S. and foreign copyrights and rights under copyrights, including moral rights, and any registrations and applications for registration thereof (“Copyrights”), (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) proprietary rights in any Trade Secrets, (f) URL and domain name registrations, and (g) all database rights, and any other proprietary rights recognized in any jurisdiction worldwide.

“knowledge” or “to the knowledge of the Company” (including any derivation thereof such as “known”, “knowing” or “aware”) means, with respect to the Company, the actual knowledge, after reasonable inquiry into such matters over which such individuals exhibit management authority, of Jill Anderson, Steven Gex and Chris Serocke.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or guideline.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Lien” or “Encumbrance” means any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer or voting restriction under any stockholder or similar agreement, encumbrance, community property interest, equitable interest or any other restriction, and the verb “Encumber” shall be construed accordingly.

“Losses” means all losses, damages (including, without limitation, punitive, incidental and consequential damages to the extent actually incurred by an Indemnified Person in respect of a third Person), fines, penalties, liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or directly in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action.

“Order” means any order, consent, consent order, injunction, judgment, decree, consent decree, ruling, writ, assessment or arbitration award.

AGREEMENT AND PLAN OF MERGER	Page 82

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all currently effective amendments to any of the foregoing.

“Parent Common Stock” means the Common Stock, $0.01 par value per share, of the Parent.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to be, materially adverse to the business, properties, assets, financial condition or results of operations of the Parent and its Subsidiaries; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect, (A) any Effect relating to general economic, regulatory or political conditions relating to general economic, regulatory or political conditions, except to the extent such change, effect, event, occurrence or state of facts disproportionately affects the Parent and its Subsidiaries; (B) any adverse Effect that results, in whole or in part, from the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement (including any cancellation of or delay in customer orders, reduction in revenues or income, disruption of business relationships, loss of any customers, suppliers, distributors or employees or any claim or litigation); or (C) the failure, in and of itself, of the Parent and its Subsidiaries to meet published or internal earnings, revenue estimates or projections, net income or any other measure of financing performance (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute or may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent’s Indemnified Persons” means the Parent, its Subsidiaries and affiliated corporations (including the Surviving Entity) and their respective directors, officers, employees, stockholders and agents.

“Permitted Encumbrances” means with respect to the Company: (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons or similar liens incurred or arising in the ordinary course of business, none of which materially detracts from the value or materially impairs the use of the asset or property subject thereto, or materially impairs the operations of the Company or any Subsidiary of the Company, (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) encumbrances which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the underlying asset of the Company, (d) liens for Taxes, assessments and governmental charges (i) not yet due and payable,

AGREEMENT AND PLAN OF MERGER	Page 83

or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in the Most Recent Financial Statements or, if contested subsequent to the Most Recent Financial Statements, the Company’s financial statements and (e) restrictions imposed by law.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

“Pro Rata Share” means for any Company Stockholder or Eligible Derivative Security Holder, (a) with respect to such holder’s share of any Escrowed Merger Consideration comprising the Company Cap, the percentage of (x) the Initial Consideration Amount to which such holder is entitled as set forth on Exhibit D, divided by (y) the Initial Consideration Amount, and (b) with respect to such holder’s share of any Deferred Payment comprising the Company Cap (calculated as set forth in Section 8.2(c)(i)(C)), the percentage set forth opposite its name on Exhibit D to this Agreement.

“Proceeding” means any pending claim, suit, action, investigation, arbitration, litigation or other judicial, regulatory or administrative proceeding.

“Related Person” means (i) each officer or director of the Company, (ii) each member of the immediate family of each of the individuals referred to in clause (i) above, and (iii) any trust or other Person (other than the Company) in which any one of the individuals referred to in clause (i) or (ii) above holds (other than officers and directors of the Company who are affiliated with any venture capital fund or similar investment entity), or in which more than one of such individuals collectively hold, beneficially or otherwise, a material voting, proprietary or equity interest.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment of any Hazardous Material through or in the air, soil, surface water or groundwater.

“Rights Agreement” means the Rights Agreement dated as of September 17, 2002 by and between the Parent, American Stock Transfer & Trust Company, as Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law.

“Spin-Co Investment” means an equity investment of $1,000,000 in return for shares of the Series A Preferred Stock of Spin-Co pursuant to the Parent Investment Agreement in the form of Exhibit N attached hereto, which provides, among other things, that Parent shall retain a right of first negotiation with respect to any future sale of an equity interest, merger or sale of substantially all of the assets of Spin-Co.

“Subsidiary” means with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent personnel thereof is owned or controlled, directly or indirectly, by such Person.

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“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or Proceeding, by a third Person as to which any Person believes it may be an Indemnified Person hereunder.

“Trade Secrets” means all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, Software, drawings, specifications, designs, plans, blueprints, schematics, proposals, technical data, customer data, traffic data, financial, marketing and other business data, pricing and cost information, bills of material, business and marketing plans, marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

“Trading Day” means any day on which the Nasdaq Global Select Market is open for business.

“Transaction Documents” means the First Certificate of Merger, the Second Certificate of Merger, the Escrow Agreement, the Voting Agreement, the Contribution Agreement, the Parent Investment Agreement and the other agreements, documents or instruments executed and delivered as contemplated by this Agreement and/or in connection with the Closing.

ARTICLE 11. GENERAL PROVISIONS

11.1 EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement, including all fees, costs and expenses of agents, representatives, counsel and accountants. Pursuant to Section 1.8(b)(ii), the Company Transaction Costs shall reduce the amount of the Aggregate Merger Consideration.

11.2 PUBLIC ANNOUNCEMENTS

Unless required by law, any public announcement or similar publicity with respect to this Agreement, the Closing, the Merger or the other transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Parent determines with the concurrence of the Company, which concurrence shall not be unreasonably withheld or delayed by the Company. The content of any such announcements or similar publicity shall be reasonably approved in advance by the Company, which approval shall not be unreasonably withheld or delayed by the Company. Unless disclosure is consented to by the Parent in advance or required by law, the Company shall keep this Agreement and the transactions contemplated hereby strictly confidential and may not make any disclosure of this Agreement or such transactions to any Person other than its or their directors, officers, employees or agents who need to know such information to enable the Company to comply with this Agreement, provided that each such director, officer, employee or agent shall agree, for the benefit of the Parent, to maintain the confidentiality of such information as provided in this Section 11.2. The Company and the

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Parent will consult with each other concerning the means by which the Company’s employees, customers and suppliers and other Persons having dealings with the Company will be informed of this Agreement, the Closing, the Merger and the other transactions contemplated hereby, and representatives of the Parent may at its option be present for any such communication.

11.3 NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) if sent by fax (with written confirmation of receipt) on the business day upon which such fax is received by the recipient and if the fax is not received by the recipient on a business day, then the fax shall be deemed to have been received on the next business day of the recipient; or (c) if sent by a nationally recognized overnight delivery service (receipt requested), one business day after deposited with such nationally recognized overnight delivery service, in each case to the appropriate addresses or fax numbers set forth below (or to such other address, Person’s attention or fax number as a party may designate by notice to the other parties given in accordance with this Section 11.3):

(a)	If to Parent, Merger Sub 1 or Merger Sub 2:

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730-1401

Telecopier No.: (781) 276-0580

Telephone No.: (781) 999-7707

Attention: Jack Cumming, Chief Executive Officer

With a copy to:

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, MA 02111

Telecopier No.: (617) 856-8201

Telephone No.: (617) 856-8200

Attention: Philip J. Flink, Esquire

(b)	If to the Company:

BioLucent, Inc.

6 Journey

Suite 325

Aliso Viejo, CA 92656

Telecopier No.: (949) 349-0269

Telephone No.: (949) 349-1380

Attention: Jill Anderson

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With a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Telecopier No: (650) 493-6811

Telephone No: (650) 565-3564

Attention: Philip H. Oettinger, Esq.

(c)	If to the Stockholder Representative:

Steven Gex

126 Monarch Bay Drive

Monarch Beach, CA 92629

Telecopier No.: (949) 499-0295

Telephone No.: (949) 499-0294

With a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Telecopier No.: (650) 493-6811

Telephone No.: (650) 565-3564

Attention: Philip H. Oettinger, Esq.

11.4 JURISDICTION; SERVICE OF PROCESS

Any Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of Delaware or any United States District Court of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Service of process or any other papers in any such Proceeding may be made by nationally recognized overnight courier (receipt requested), pursuant to the provisions of Section 11.3.

11.5 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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11.6 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior written consent of the other parties (except the Stockholder Representative), except that Parent may assign any of its rights, but not its obligations, under this Agreement without the prior written consent of the Company to any direct wholly-owned Subsidiary of Parent or any successor in interest to the Parent with respect to the assets of the Company acquired pursuant to the Merger. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided in Section 5.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

11.7 SEVERABILITY

(a) If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such party or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If the final judgment of a court of competent jurisdiction declares that any item or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, to reduce the scope, duration or area of the term or provision, to delete specific words or phrases and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

(b) The parties agree that the fees and other amounts provided in Section 9.3 are fair and reasonable under the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that such amounts exceed the maximum amount permitted by law, then such amounts shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

11.8 GOVERNING LAW

This Agreement will be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

11.9 COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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11.10 INTERPRETATION.

The parties hereto acknowledge and agree that: (a) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement; (d) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; and (e) the schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

11.11 ENTIRE AGREEMENT, MODIFICATION AND WAIVER

(a) This Agreement supersedes all prior agreements (other than the Confidentiality Agreement), whether written or oral, between or among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) the entire agreement among the parties with respect to its subject matter. This Agreement may be amended by the parties at any time before or after the Company Stockholders approve the Merger and the transactions contemplated by this Agreement; provided, however, that after any such approval, there shall not be made any amendment that by Law requires further approval by the Company Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, except that the written agreement of the Stockholder Representative need not be obtained unless the parties seek to amend a Section of this Agreement which addresses the rights or duties of the Stockholder Representative.

(b) At any time prior to the Effective Time, a party may: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (iii) subject to the proviso of Section 11.11(a), waive compliance by another party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as expressly set forth herein, the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor will any single or partial exercise of any right preclude any other or further exercise thereof or of any other right.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

HOLOGIC, INC.

By:	/s/ Robert Cascella
Name:	Robert Cascella
Title:	President

BRAVO TRANSITION, INC.

By:	/s/ Robert Cascella
Name:	Robert Cascella
Title:	President

BRAVO ACQUISITION I, LLC

By:	/s/ Robert Cascella
Name:	Robert Cascella
Title:	President

BIOLUCENT, INC.

By:	/s/ Steven L. Gex
Name:	Steven L. Gex
Title:	Chief Executive Officer

STEVEN GEX (in his capacity as Stockholder Representative only and not in any other capacity)

/s/ Steven Gex